Exhibit 2.3

EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and among

NEW ENGLAND HOME THERAPIES, INC.,

a Massachusetts corporation,

THE PERSONS SET FORTH ON SCHEDULE A HERETO

and

CRITICAL HOMECARE SOLUTIONS, INC.,

a Delaware corporation

Dated as of September 8, 2006

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TABLE OF CONTENTS

(continued)

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Note: The registrant has omitted the following schedules, exhibits and similar attachments to this agreement pursuant to Item 602(b)(2) of Regulation S-K and agrees to furnish supplementally a copy of any omitted schedule, exhibit or similar attachment to the Securities and Exchange Commission upon request.

EXHIBITS

Exhibit A	Form of Employment Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Sellers’ Counsel Opinion
Exhibit D	Form of Estoppel
Exhibit E	Form of Buyer’s Counsel Opinion

SCHEDULES

Schedule A	Sellers; Stock
Schedule 3.2(b)	Calculation of Assumed Current Liabilities
Schedule 4.5	Conflicts
Schedule 4.6	Governmental and Other Third Party Consents
Schedule 4.8	Financial Statements
Schedule 4.9(a)	Existing Indebtedness and Liens; Investments
Schedule 4.9(b)	Reorganization Plan and Pre-Petition Liabilities
Schedule 4.10(a)	Material Contracts
Schedule 4.10(b)	Enforceability of Material Contracts
Schedule 4.12(a)	Labor Matters
Schedule 4.12(b)	Employees
Schedule 4.12(c)	Employment Agreements and Contracts
Schedule 4.13	Employee Benefit Plans; ERISA
Schedule 4.14(a)	Failure to File Tax Return
Schedule 4.14(c)	Tax Returns
Schedule 4.14(f)	Tax Basis Information
Schedule 4.15	Litigation
Schedule 4.16	Transactions with Affiliates
Schedule 4.17(a)	Federal Health Care Programs; Program Agreements
Schedule 4.17(b)	Default Under Program Agreements & Third Party Payor Contracts
Schedule 4.17(d)	Third Party Payor Contracts; Defaults
Schedule 4.18	Health Care Regulatory Matters
Schedule 4.19(a)	Health Care Compliance
Schedule 4.19(b)	Violations of Health Care Laws
Schedule 4.20	Personal Property
Schedule 4.21	Real Property
Schedule 4.22	Environmental Matters
Schedule 4.23	Company Intellectual Property
Schedule 4.26	Listed Insurance Policies
Schedule 4.28	Personal Property Leases
Schedule 4.30	Inventories
Schedule 4.31	Depository and Other Accounts
Schedule 4.32	Books and Records
Schedule 4.34	Compliance with Laws
Schedule 4.35	Interim Changes
Schedule 5.4	Conflicts and/or Violations
Schedule 5.5	Consents and Approvals

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TABLE OF CONTENTS

(continued)

Schedule 6.6	Buyer’s Brokers
Schedule 7.2	Independent Contractor Arrangements
Schedule 7.3	Third Party Payor Contracts

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STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT dated as of September 8, 2006 by and among NEW ENGLAND HOME THERAPIES, INC., a Massachusetts corporation (the “Company”), each of the Persons set forth on Schedule A hereto (“Sellers”), and CRITICAL HOMECARE SOLUTIONS, INC., a Delaware corporation (“Buyer”).

RECITALS:

WHEREAS, the Company is engaged in the business of providing health care focusing on infusion, specialty pharmacy, respiratory therapy and home medical equipment (the “Business”) in the states of Massachusetts, New Hampshire and Maine;

WHEREAS, Sellers own all of the issued and outstanding capital stock of the Company as set forth on Schedule A (collectively, the “Stock”); and

WHEREAS, each of Sellers desires to sell to Buyer all of the Stock owned by such Seller, and Buyer desires to purchase the Stock from Sellers, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Article I Definitions

1.1 Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“Affiliate” of any specified Person means (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and (ii) any five percent stockholder of such Person. For purposes of this definition, “control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Agreement and includes all of the schedules and exhibits annexed hereto.

“Assumed Current Liabilities” means the Company’s ordinary course current liabilities which exclude any liabilities related to interest-bearing or long-term debt, capital lease obligations, ERISA-related obligations, Tax obligations, or any other liabilities not set forth on Schedule 3.2(b) hereto.

“Assumed Liabilities Closing Statement” has the meaning set forth in Section 3.2(b)(vi).

“Assumed Liabilities Shortfall” has the meaning set forth in Section 3.2(b)(vii).

“Assumed Liabilities Surplus” has the meaning set forth in Section 3.2(b)(vii).

“Bad Debt Expense” means the bad debt expense incurred by the Company during the Earn-Out Period, calculated in accordance with GAAP, excluding the Tufts Bad Debt Expense.

“Bankruptcy Laws” means the United States Bankruptcy Code (title 11, United States Code) and any state or federal laws pertaining to insolvency, as the same may be amended from time to time.

“Base Actual Net Revenues” means the Net Revenues, less the Bad Debt Expense.

“Benefit Plan” or “Benefit Plans” have the meaning set forth in Section 4.13(o).

“Business” has the meaning set forth in the Recitals to this Agreement.

“Business Day” means any day of the year on which banks are not required or authorized by law to close in Massachusetts.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.1(a).

“Closing” means the closing of the purchase and sale of the Stock contemplated by this Agreement. Notwithstanding the date on which the Closing occurs, all of the incidents of economic ownership attributable to the Company shall be deemed transferred to Buyer on the Effective Date, and all prorations and allocations required by this Agreement shall be determined as of 12:01 a.m. on the Effective Date.

“Closing Date” means, subject to the satisfaction of the conditions set forth herein, the later of (i) 45 days after the date hereof, and (ii) three Business Days following the satisfaction or waiver of the conditions set forth in Article VIII.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introduction to this Agreement.

“Company Intellectual Property” has the meaning set forth in Section 4.23(a).

“Company Properties” has the meaning set forth in Section 4.21(a).

“Competing Transaction” means any business combination or recapitalization involving the Company or any acquisition or purchase of all or a significant portion of the assets of, or any equity interest in, the Company or any other similar transaction with respect to the Company involving any Person or entity other than Buyer or its Affiliates.

“Contract” means any contract, lease, license, purchase order, sales order, obligation or other agreement or binding commitment in written form.

“Court Order” means any judgment, decree, injunction, order or ruling of any Governmental Authority or authority that is binding on any Person or its property under applicable Law.

“Credit Agreement” means the Credit Agreement entered into as of the Closing Date among Buyer and Jefferies Finance LLC, as Administrative Agent, as amended, and any replacement credit facilities thereof.

“Current Liabilities” means current liabilities calculated in accordance with GAAP.

“Deductible” has the meaning set forth in Section 9.2.

“Earn-Out Amount” has the meaning set forth in Section 3.3(b).

“Earn-Out Period” means the nine-month period beginning January 1, 2007 and ending September 30, 2007.

“Effective Date” means the first date of the month in which the Closing Date occurs.

“Eligible Net Revenues” means the Tufts Net Revenues, less the Tufts Bad Debt Expense.

“Employee Plans” means Benefit Plans and all employee benefit plans (as defined in Section 3(3) of ERISA) to which the Company or its ERISA Affiliates is a party or by which the Company or its ERISA Affiliates are bound, with respect to which payments or contributions are required to be made by the Company or its ERISA Affiliates, or in respect of which the Company or its ERISA Affiliates may otherwise have any liability.

“Employment Agreements” means the Employment Agreements substantially in the form of Exhibit A hereto.

“Environmental Laws” means any foreign, federal, state or local statute, regulation, ordinance, rule of common law, order or other legal requirement relating to the protection of human health and safety, the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each persons which, pursuant to ERISA § 4001(b), is required to be treated as a single employer with the Company pursuant to Code § 414(b), (c), (m) or (o).

“Escrow Agreement” means the Escrow Agreement substantially in the form of Exhibit B hereto.

“Escrow Fund” has the meaning set forth in Section 3.1.

“Excluded Assets” means the following assets of the Company as of the Closing Date which shall be distributed to the Sellers as of the Closing Date: cash and cash equivalents as of the Effective Date.

“Excluded Liabilities” means the following liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) of the Company or Sellers relating to any period prior to the Effective Date: (i) with respect to any indebtedness for borrowed money and capital lease obligations, including any unpaid interest, fees, prepayment penalties and expenses thereon and including the outstanding balance on capital leases (other than the MedOne Lease), (ii) with respect to any Taxes relating to any period prior to the Effective Date, (iii) with respect to any Employee Plans or Benefit Plans, (iv) related to liabilities or obligations owing to any stockholders of the Company, including any Taxes, costs or expenses arising therefrom or related thereto, except as otherwise provided in Section 7.5(h), (v) the fees and expenses of Sellers and the Company incurred in connection with the transactions contemplated hereby, (vi) that arise out of or relate to any claims for violation of any Health Care Law or ERISA, (vii) Current Liabilities that are not included in the Final Assumed Liabilities, or (viii) any liabilities for contingent payments to creditors under the Reorganization Plan.

“Final Assumed Current Liabilities” has the meaning set forth in Section 3.2(b)(vii).

“Final Earn-Out Amount” has the meaning set forth in Section 3.3(b).

“GAAP” means generally accepted accounting principles in effect in the United States, consistently applied, as in effect on the date of this Agreement. Notwithstanding the foregoing, for purposes of “Excluded Liabilities” and “Assumed Liabilities,” Inventory and corresponding accounts payable shall only be deemed an asset (with the corresponding liability as an accounts payable) upon receipt of such Inventoried items as of the Effective Date.

“Governmental Authority” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign or other government, or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, body or other entity and any court, arbitrator or other tribunal).

“Hazardous Material” means any substance, material, liquid or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including, without limitation, petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Health Care Laws” has the meaning set forth in Section 4.19(b).

“Historical Financials” has the meaning set forth in Section 4.8(a).

“Indemnification Acknowledgment” has the meaning set forth in Section 9.3(a)(ii).

“Indemnitee” has the meaning set forth in Section 9.3(a).

“Indemnitor” has the meaning set forth in Section 9.3(a).

“Independent Accounting Firm” has the meaning set forth in Section 3.2(b)(iv).

“Initial Draft Assumed Liabilities Closing Statement” has the meaning set forth in Section 3.2(b)(i).

“Investments” mean, as applied to any Person, (i) any direct or indirect acquisition by such Person of capital stock, other securities or other interests of, or investments in, any other Person, or all or any substantial part of the business or assets of any other Person, and (ii) any direct or indirect loan, gift, advance (other than trade accounts receivables for goods or services from customers incurred in the ordinary course of business (including such receivables evidenced by a promissory note)) or capital contribution by such Person to any other Person.

“Knowledge” and “Knowledge of the Company” means the actual knowledge or awareness of each Seller and any other officer or director of the Company; “Knowledge of Sellers” means the actual knowledge or awareness of each Seller; and “Knowledge of Buyer” means the actual knowledge or awareness of Buyer and any officer or director of Buyer. For purposes of the definition of Knowledge of Buyer, the actual knowledge or awareness of Mary Jane Graves, an independent consultant engaged by Buyer prior to the date hereof, shall be imputed to Buyer.

“Latest Balance Sheet” means the unaudited balance sheet of the Company as of June 30, 2006 included in the Historical Financials and prepared in accordance with GAAP.

“Laws” means any statute, law, ordinance, regulation, order or rule of any governmental authority, including those covering environmental, energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters, as well as any applicable principle of common law.

“Liabilities Target” has the meaning set forth in Section 3.2(a).

“Licenses and Permits” means all foreign, local, state and federal licenses, permits, registrations, certificates, Contracts, consents, accreditations and approvals necessary for the operation of the Business.

“Lien” means any lien (statutory or other), pledge, mortgage, deed of trust, assignment, deposit arrangement, priority, security interest, or other charge or encumbrance or other preferential arrangement of any kind or nature whatsoever (including the interest of a lessor under a capitalized lease having substantially the same economic effect), any conditional sale or other title retention agreement, any lease in the nature thereof and the filing or existence of any financing statement or other similar form of notice under the laws of any jurisdiction or any security agreement authorizing any Person to file such a financing statement, whether arising by contract, operation of law, or otherwise.

“Losses” means any and all damages, costs, liabilities, losses, judgments, settlements, awards, penalties, fines, expenses or other costs, including reasonable attorneys’ fees, expert fees and costs of investigation, enforcement and collection suffered or incurred by an Indemnified Party. In no event shall Losses include consequential, indirect, punitive, or special damages of any kind, except to the extent actually paid to a third party.

“Material Adverse Effect” means a material adverse effect on either (i) the assets, operations, personnel, condition (financial or otherwise) or prospects of the Company, or (ii) any of Sellers’ ability to consummate the transactions contemplated hereby.

“MedOne Lease” means the lease agreement with MedOne Capital Funding LLC dated as of February 23, 2006, which shall not be repaid at Closing.

“Net Revenues” means the net revenues generated by the Company recognized at the applicable prevailing contracted rates and governmental allowables during the Earn-Out Period, calculated in accordance with GAAP, excluding the Tufts Net Revenues.

“Notice of Claim” has the meaning set forth in Section 9.3(a)(i).

“Party” and “Parties” means, individually and collectively, the Company, Sellers and Buyer.

“Permitted Liens” means (i) Liens and other exceptions to title that are disclosed on Schedule 4.9; (ii) liens for Taxes, fees, levies, duties or other governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings which suspend the collection thereof and for which appropriate reserves have been established in accordance with GAAP; and (iii) liens for mechanics, materialmen, laborers, employees, suppliers or similar liens arising by operation of law for sums which are not yet delinquent or which are being contested in good faith by appropriate proceedings or with respect to which arrangements for payment or release have been made and for which appropriate reserves have been established in accordance with GAAP.

“Person” means any individual, partnership, limited liability company, limited liability partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof).

“Plan of Reorganization” means that certain Third Amended Plan of Reorganization of the Company dated February 18, 2004 which was approved by the United States Bankruptcy Court for the District of Massachusetts Western Division on April 15, 2004.

“Pro Rata Share” means the pro rata share of each of Sellers based on their relative ownership of the Company as set forth on Schedule A hereto.

“Purchase Price” has the meaning set forth in Section 3.1.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching into the indoor or outdoor environment, and includes any migration of any Hazardous Material from or onto the properties owned or leased by the Company.

“Remedial Action” means all actions to (i) clean up, remove, treat or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care or (iv) to otherwise correct a condition of noncompliance with Environmental Laws.

“Reorganization Plan” has the meaning set forth in Section 4.9(b).

“Representative” has the meaning set forth in Section 10.12(a).

“Representative’s Report” has the meaning set forth in Section 3.2(b)(iii).

“Second Draft Assumed Liabilities Closing Statement” has the meaning set forth in Section 3.2(b)(ii).

“Solvent” means, with respect to any Person, that, on the date of determination: (i) the present fair saleable value of the assets, including accounts receivable at current collection rates and goodwill (i.e., the price a buyer is willing to pay for such asset in an arms-length transaction), of such Person will exceed the amount that will be required to pay the probable liability on the existing debts (whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent) of such Person as they become absolute and matured; (ii) the sum of the debts (whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent) of such Person will not exceed all of the assets, including accounts receivable at current collection rates and goodwill, of such Person at a fair valuation; (iii) the assets, including accounts receivable at current collection rates and goodwill, of such Person do not constitute unreasonably small capital for such Person to carry on its businesses as now conducted or proposed to be conducted; and (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature. For purposes of the preceding sentence, the amount of contingent obligations outstanding at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that are reasonably expected to become an actual or matured liability.

“Stock” has the meaning set forth in the Recitals to this Agreement.

“Stockholders’ Agreement” means the Stockholders’ Agreement among the Company and Sellers dated as of August 31, 2000, as amended pursuant to that certain Amendment to Stockholders’ Agreement dated as of April 10, 2006.

“Subsidiary” and “Subsidiaries” means, with respect to any Person, any other Person of which more than 50% of the total voting power of capital stock entitled to vote (without regard to the occurrence of any contingency) in the election of directors (or other Persons performing similar functions) are at the time directly or indirectly owned by such specified Person.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital gain, intangible, environmental (including taxes under Section 59A of the Code or otherwise), custom duties, capital stock, profits, franchise, employee’s income withholding, foreign withholding, social security (or its equivalent), unemployment, disability, real property, personal property, sales, use, transfer, value added, registration, alternative or add-on minimum, estimated or other tax of any kind, including any interest, penalties or additions to tax in respect of the foregoing, whether disputed or not, and any obligation to indemnify, assume or succeed to the liability of any other Person in respect of the foregoing, and the term “Tax Liability” shall mean any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due) with respect to Taxes.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any Schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” means a claim or demand made by any Person against an Indemnified Party.

“Third Party Intellectual Property Rights” has the meaning set forth in Section 4.23(b).

“Third Party Payors” has the meaning set forth in Section 4.17(b).

“Third Party Payor Contracts” has the meaning set forth in Section 4.17(b).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Employment Agreements, and any document or instrument which shall be executed and delivered at the Closing by the Company or Sellers, as the case may be.

“Transactions with Affiliates” means those transactions described in Section 4.16.

“Tufts Bad Debt Expense” means the bad debt expense incurred by the Company during the Earn-Out Period in connection with the Tufts Provider Agreement, calculated in accordance with GAAP as the total bad debt expense of the total Company (including Tufts) divided by the total net revenues of the total Company (including the Tufts Net Revenues) for the Earn-Out Period as set forth in the applicable income statement of the Company.

“Tufts Net Revenues” means the net revenues generated by the Company recognized at the applicable prevailing contract rates and governmental allowables during the Earn-Out Period from the Tufts Provider Agreement, calculated in accordance with GAAP.

“Tufts Provider Agreement” means the Provider Agreement between the Company and Tufts Health Plan.

Article II Purchase and Sale

2.1 Purchase and Sale. Subject to the terms hereof, Sellers agree to sell, transfer, assign, convey and deliver to Buyer, and Buyer agrees to purchase from Sellers, all of the Stock, free and clear of all Liens.

2.2 Excluded Liabilities; Assumed Current Liabilities and Other Liabilities. Notwithstanding the purchase of the Stock by Buyer, Buyer and Sellers acknowledge and agree that it is the intent of the Parties that, subject to Section 3.1, Sellers shall be responsible for all Excluded Liabilities, and Sellers agree to fully and timely pay all Excluded Liabilities when due and payable by their terms (except to the extent paid at Closing as a deduction from the Purchase Price in accordance with Section 3.1). Buyer, the Company, and Sellers acknowledge and agree that (a) the Assumed Current Liabilities, and (b) all other liabilities and obligations of the Company other than the Excluded Liabilities shall remain the responsibility and obligation of the Company after the Closing Date, and Buyer agrees to cause the Company to fully and timely pay such obligations when due and payable by their terms.

2.3 Excluded Assets. Notwithstanding the purchase of the Stock by Buyer, Buyer, the Company, and Sellers acknowledge and agree that the Excluded Assets shall be paid to or distributed by the Company to Seller on the Closing Date.

2.4 Lien Termination. On or prior to the Closing Date, all Liens (other than Permitted Liens) on the Company’s assets shall have been terminated.

Article III Purchase Price

3.1 Purchase Price.

(a) Subject to the adjustment pursuant to Sections 3.2 and 3.3, the purchase price for the Stock shall be an aggregate of $18,500,000 (the “Purchase Price”), to be paid as follows: (i) $15,000,000 payable in cash by wire transfer in immediately available funds, less the amount required to pay off certain indebtedness of the Company as set forth below, (ii) $2,000,000 (the “Escrow Fund”) payable to the Escrow Agent pursuant to the Escrow Agreement; and (iii) $1,500,000 through the assumption of $1,500,000 of Assumed Current Liabilities. The amount payable pursuant to Section 3.1(a)(i) shall be reduced by the amount necessary (which amounts shall be paid directly by Buyer) for (x) the Excluded Liabilities (to the extent known and quantifiable on the Closing Date) and (y) any contingent payments to creditors and claimants required pursuant to the Reorganization Plan, as finally negotiated by the Company and Sellers. The Purchase Price (less the Escrow Fund and other deductions pursuant to this Section 3.1) shall be paid to Sellers as set forth on Schedule A hereto.

3.2 Purchase Price Adjustment.

(a) As of the Effective Date, the Purchase Price shall be increased or decreased, as the case may be, on a dollar-for-dollar basis by the amount by which the Assumed Current Liabilities is greater or less than $1,500,000 (the “Liabilities Target”); provided, however, in no event shall there be any adjustment pursuant to this Section 3.2 resulting from reserves for bad debt, inventory obsolescence, and/or contractual allowances.

(b) The Purchase Price shall be subject to adjustment, if any, as specified in this Section 3.2(b).

(i) At least two Business Days prior to the Closing Date, the Representative shall deliver to Buyer a statement of Assumed Current Liabilities as of the Effective Date (the “Initial Draft Assumed Liabilities Closing Statement”) prepared by Sellers. The Initial Draft Assumed Liabilities Closing Statement shall be prepared in conformity with the definition of Assumed Current Liabilities and in accordance with the calculations set forth on Schedule 3.2(b).

(ii) As soon as practicable following the Closing, with the assistance of the Company’s accountants, Buyer shall prepare a statement of Assumed Current Liabilities as of the Effective Date (the “Second Draft Assumed Liabilities Closing Statement”). The Second Draft Assumed Liabilities Closing Statement shall be prepared in conformity with the definition of Assumed Current Liabilities and in accordance with the calculations set forth on Schedule 3.2(b). Buyer shall deliver the Second Draft Assumed Liabilities Closing Statement to the Representative not later than 90 calendar days following the Closing Date.

(iii) The Second Draft Assumed Liabilities Closing Statement shall be final and binding upon the Parties, and shall be deemed to be the Assumed Liabilities Closing Statement, (as defined below) unless, within 30 calendar days after receipt of the Second Draft Assumed Liabilities Closing Statement from Buyer, the Representative shall provide to Buyer a report indicating its objections to the Second Draft Assumed Liabilities Closing Statement. Any such objections shall be set forth in reasonable detail in a report (the “Representative’s Report”) that shall indicate the grounds upon which the Representative disputes that the Second Draft Assumed Liabilities Closing Statement has been prepared in accordance with the requirements of this Agreement. Buyer shall provide to the Representative reasonable access (at such time as reasonably agreed to between Buyer and the Representative), during normal business hours, to the books and records of the Company and to the Company’s personnel and accountants in connection with the Representative’s preparation of the Representative’s Report, provided that the Representative shall not interfere with the Business in the exercise of such right.

(iv) Within 15 calendar days after the receipt by Buyer of the Representative’s Report, the Representative and Buyer shall endeavor in good faith to agree on any matters in dispute.

(v) If Buyer and the Representative are unable to agree on any matters in dispute within 15 calendar days after receipt by Buyer of the Representative’s Report, the matters in dispute will be submitted for resolution to the office of Ernst & Young located in Boston, Massachusetts or such other independent accounting firm of regional or national reputation as may be mutually acceptable to Buyer and the Representative (the “Independent Accounting Firm”), which Independent Accounting Firm shall, within 30 calendar days after such submission, determine and issue a written report to the Representative and Buyer regarding, such disputed items, which written report shall be final and binding upon the Parties. The Representative and Buyer shall cooperate with each other and each other’s representatives to enable the Independent Accounting Firm to render a written report as promptly as possible. The fees and expenses of the Independent Accounting Firm shall be borne equally by Buyer, on the one hand, and Sellers, on the other hand, with one Party reimbursing the other, if necessary, following such determination. In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

(vi) The statement of Assumed Current Liabilities incorporating the resolution of matters in dispute with respect to Assumed Current Liabilities (or, if a Representative’s Report is not provided within the time prescribed in Section 3.2(b)(iii), the Second Draft Assumed Liabilities Closing Statement) is referred to as the “Assumed Liabilities Closing Statement.” The Assumed Liabilities Closing Statement shall be final, binding and conclusive on the Parties.

(vii) If the Assumed Current Liabilities calculated by reference to the Assumed Liabilities Closing Statement (the “Final Assumed Current Liabilities”) are less than the Liabilities Target, the Purchase Price shall be increased on a dollar-for-dollar basis by an amount equal to such shortfall (the “Assumed Liabilities Shortfall”). In such event, Buyer shall pay to Sellers the amount of the Assumed Liabilities Shortfall. If the Final Assumed Current Liabilities are greater than the Liabilities Target, the Purchase Price shall be decreased on a dollar-for-dollar basis by an amount equal to such surplus (the “Assumed Liabilities Surplus”). In such event, Sellers shall pay to Buyer the amount of the Assumed Liabilities Surplus.

(viii) Any payment of Assumed Liabilities Surplus to be made by Sellers pursuant to Section 3.2(b)(vii) shall be paid by Sellers in cash within ten calendar days after the date of receipt by Buyer and the Representative of the Assumed Liabilities Closing Statement as finally established pursuant to this Section 3.2. Any payment of Assumed Liabilities Shortfall to be made by Buyer pursuant to Section 3.2(b)(vii) shall be paid in cash within ten calendar days after the date of receipt by Buyer and the Representative of the Assumed Liabilities Closing Statement as finally established pursuant to this Section 3.2. If applicable, all payments shall be made to Sellers on a pro rata basis in accordance with Schedule A.

3.3 Earn-Out.

(a) The Purchase Price shall be subject to adjustment, if any, as specified in this Section 3.3.

(b) Provided that the annualized Base Actual Net Revenues during the Earn-Out Period equal or exceed $18,600,000, Buyer shall pay to Sellers, in addition to the Purchase Price, $0.65 for every $1.00 of annualized Eligible Net Revenues up to $2,000,000, plus $0.80 for every $1.00 of annualized Eligible Net Revenues in excess of $2,000,000 (collectively, the “Earn-Out Amount”). Within 31 days after the completion of the Earn-Out Period, Buyer shall provide the Representative with Buyer’s written calculation of the Earn-Out Amount (the “Final Earn-Out Amount”). Such Earn-Out Amount shall be paid by November 15, 2007 or, in the event that the Representative objects to Buyer’s calculation of the Final Earn-Out Amount pursuant to Section 3.3(b), within 15 days after the final determination of the Earn-Out Amount made by Ernst & Young. Notwithstanding anything herein to the contrary, in no event shall the Earn-Out Amount exceed $1,500,000.

(c) The Representative shall have 30 days after the receipt of the Buyer’s written notice of the Final Earn-Out Amount to review and object, in writing, to Buyer’s calculation of the Final Earn-Out Amount with supporting summary accounts receivable system reports as appropriate. If no objection is made and provided to Buyer in the manner for the giving of notice pursuant to Section 10.5 within such 30-day period, Buyer’s calculation of the Final Earn-Out Amount shall be final and binding on all Parties. If an objection is made that cannot be resolved by the Parties within 15 days after the date on which Buyer receives the Representative’s written objection, a mutually acceptable, regionally recognized independent accounting firm shall be engaged to resolve such dispute and the determination of independent accounting firm engaged pursuant to this Section 3.3(c) shall be final and binding on all Parties. The procedures set forth in Section 3.2(b)(iv) and (v), including the provisions dealing with notices and responses, shall be applied to any dispute regarding the Final Earn-Out Amount. The fees and expenses of any dispute regarding the Earn-Out Amount shall be divided equally between Buyer and Sellers. Notwithstanding anything to the contrary, the parties agree that Buyer shall not be required to make any payments required to be made pursuant to this Section 3.3 at any time that an Event of Default (as defined in the Credit Agreement) exists and is continuing, and Sellers agree that all such payments shall be tolled for any period during which an Event of Default exists and is continuing. Buyer agrees to use its commercially reasonable efforts to cause Buyer and the Company to cure any Events of Default in order to be able to make the payments required to be made pursuant to this Section 3.3. If an Event of Default occurs under the Credit Agreement at any time prior to the earlier of (i) the payment of the Earn-Out Amount pursuant to this Section 3.3 or (ii) the date of determination that no Earn-Out Amount is payable pursuant to Section 3.3, Buyer shall promptly provide notice to the Representative of the occurrence of an Event of Default under the Credit Agreement, and Buyer shall promptly provide notice to the Representative when such Event of Default has been cured. If payment of the Earn-Out Amount is delayed due to the occurrence of an Event of Default, such unpaid amount shall accrue interest at the annual rate of the “Prime Rate” (as published in the Wall Street Journal on such date, and adjusted quarterly, effective on the first day of each calendar quarter for the following three month period) from the date such payment would have otherwise been required to have been paid. In addition, if such amount has not been paid one year after such payment became due, Sellers shall no longer be subject to the noncompete provision set forth in Section 7.6.

Article IV Representations and Warranties of the Company and Sellers

The Company and Sellers hereby, jointly and severally, make the following representations and warranties to Buyer, subject to qualification by the disclosure schedules. The Company has also delivered to Buyer (or has caused the delivery to Buyer of) disclosure schedules arranged in numbered parts corresponding to the section numbers in this Agreement of the following representations and warranties, each of which disclosure schedules shall be approved by the Company, as evidenced by the signature (or initials) of an officer of the Company. Any items listed or described on the disclosure schedules hereto shall be listed or described under a caption that specifically identifies the Section(s) of this Agreement to which the item relates (which, in each case, shall constitute the only valid disclosure with respect to such Section(s)); provided, however, to the extent that the disclosure of an item is relevant and reasonably apparent on its face to apply to the disclosure required by any other Section, such item shall be deemed to be disclosed in such other Section whether or not an explicit cross-reference appears.

4.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation or organization. The Company has all requisite power and authority necessary to own and/or lease and operate its properties and assets and to carry on its business as now conducted, and is duly qualified or licensed to do business in each jurisdiction in which the character of the properties or assets owned, leased or operated by it or the nature of the activities conducted makes such qualification or licensing necessary.

4.2 Corporate Power. The Company has the requisite corporate power and authority to execute, deliver, carry out and perform its obligations under this Agreement and each other agreement to which it is a party.

4.3 Authorization; Binding Obligations. The execution, delivery and performance of this Agreement and each other agreement to which each of the Company and each Seller is a party, the sale of the Stock by Sellers and the consummation of the other transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of each of the Company, as applicable, and by the stockholders, board of directors and officers of each entity, as applicable. This Agreement has been duly executed and delivered by each of the Company and Sellers and, at the Closing, each of the other Transaction Documents will be duly executed and delivered by each of the Company and Sellers that is a party thereto. This Agreement is, and at the Closing each of the other agreements will be, a legal, valid and binding obligation of each of the Company and Sellers that is a party thereto, enforceable against the Company or such Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and except as rights of indemnity or contribution may be limited by federal or state securities laws or the public policy underlying such laws.

4.4 Subsidiaries. The Company has no Subsidiaries. The Company does not own, directly or indirectly, any capital stock of any other Person. Immediately following the Closing, Buyer will own directly all of the issued and outstanding Stock of the Company.

4.5 Conflict with Other Instruments; Existing Defaults.

(a) Except as set forth on Schedule 4.5, the execution, delivery and performance by each of the Company and Sellers of this Agreement and each other agreement, the sale and delivery of the Stock by Sellers and the consummation of the other transactions contemplated hereby and thereby to the Knowledge of the Company do not and will not violate, or cause a default under, or give rise to a right of termination under, (i) the organizational documents of the Company, (ii) any Contract, or (iii) any applicable Laws, except where such violation, default or right to terminate would not, or would not reasonably be expected to, have a Material Adverse Effect.

(b) To the Knowledge of the Company, none of the Company or any Seller is (i) in default, breach or violation of its organizational documents, as in effect as of the date hereof, as applicable, or (ii) in default, breach or violation of (A) any Contract required to be disclosed on Schedule 4.10(a) to which it is a party or by which it or its assets is or may be bound, or (B) any applicable Laws, except where such violation, default or right to terminate would not, or would not reasonably be expected to, have a Material Adverse Effect.

(c) Except as set forth on Schedule 4.5, there are no contractual restrictions or limitations which prohibit the sale by any Seller of the Stock to be sold hereunder, prohibit or restrict any merger, sale of assets or other event which could cause a change in control of the Company, or otherwise prohibit any other financings by the Company, including any public or private debt or equity financings.

4.6 Governmental and Other Third Party Consents. To the Knowledge of the Company, the Company has all Licenses and Permits, and all such Licenses and Permits are in good standing. Except as provided on Schedule 4.6, to the Knowledge of the Company, none of the Company or Sellers is required to obtain any consent from, or is required to make any declaration or filing with, any Governmental Authority or any other Person in connection with the execution, delivery and performance of this Agreement or any other agreement, including the sale of the Stock to Buyer, or for the purpose of maintaining in full force and effect any Licenses and Permits. The time within which any administrative or judicial appeal, reconsideration, rehearing or other review of any such consent of any Governmental Authority may be taken or instituted has lapsed, and no such appeal, reconsideration or rehearing or other review has been taken or instituted.

4.7 Capitalization; Title to Stock.

(a) The Company’s authorized capital stock consists of 200,000 shares of common stock, par value $.01 per share (“Common Stock”). The issued and outstanding shares of Common Stock are owned as set forth on Schedule A. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights or Contract binding upon the Company. Except as set forth on Schedule A, there are no outstanding (i) shares of capital stock or other voting securities of the Company, (ii) securities convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants or other rights to acquire from the Company or obligations of the Company to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, or (iv) equity equivalent interests in the ownership or earnings of the Company or stock appreciation, phantom stock, right of first refusal, commitment or other similar rights. Except for the Stockholders Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to the voting, registration or transfer of ownership of the Company’s capital stock. The Company is not subject to any obligations (contingent or otherwise) to repurchase, redeem or otherwise acquire or retire any shares of its capital stock. Except as set forth in Schedule A, all dividends or distributions on securities of the Company that have been declared or authorized prior to the date of this Agreement have been paid in full or accrued for in the Historical Financials.

(b) Sellers own the Stock free and clear of any Liens or other restrictions (including any restrictions on the right to vote, sell or otherwise dispose of such capital stock)

and of any preemptive or other similar rights to subscribe for or to purchase any such capital stock. Immediately following the Closing, Buyer will own directly 100% of the outstanding capital stock of the Company.

4.8 Financial Statements.

(a) The Company has delivered to Buyer copies of the following (the financial statements referred to in clauses (i), (ii) and (iii) below being collectively referred to as the “Historical Financials” and copies of the Historical Financials are attached to Schedule 4.8):

(i) audited balance sheet of the Company as of December 31, 2005, and audited statements of income, cash flows, and changes in stockholders’ equity for the year then ended, audited by Peck Associates, the accounting firm of the Company;

(ii) unaudited balance sheets of the Company as of December 31, 2004 and December 31, 2003, and unaudited statement of income, cash flows, and changes in stockholders’ equity for each of the two years then ended; and

(iii) unaudited financial statements of the Company consisting of a balance sheet as of June 30, 2006, and a statement of operations for the six-month period then ended.

Except as set forth on Schedule 4.8, the Historical Financials (including, in each case, the related schedules and notes) fairly present the combined financial position of the Company as of the respective dates of such balance sheets and the results of operations of the Company for the respective periods covered by such statements of income and changes in stockholders’ equity and cash flows, as the case may be, and have been prepared in accordance with GAAP other than, in respect of the unaudited financial statements, normal year-end adjustments and the absence of notes.

(b) None of the Company nor, any of its officers, directors or, to the Knowledge of the Company, any of their respective Affiliates (i) is contemplating the filing of a petition under the Bankruptcy Laws with respect to the Company, or the liquidation of all or any major portion of its or their assets or properties, or (ii) is aware of any Person contemplating the filing of any petition against the Company or Subsidiary under the Bankruptcy Laws.

4.9 Existing Indebtedness and Liens; Commitments.

(a) Schedule 4.9(a) sets forth a true, correct and complete list, and describes, as of the date or dates indicated therein, as applicable: (i) all indebtedness for borrowed money and capital lease obligations of the Company, showing, as to each such indebtedness, the payee thereof, the total amount outstanding (by principal, interest and other amounts, if applicable) and the maturity date; (ii) all Liens (other than Permitted Liens) in respect of any property or assets of the Company, showing, as to each Lien, the name of the grantor and secured party, the indebtedness secured thereby, the name of the debtor (if different from the grantor) and the assets or other property covered by such Lien; (iii) all Investments of the Company; (iv) all UCC financing statements on file, naming the Company as a debtor, showing, as to each financing statement, the basis for the filing; and (v) a trade payables aging Schedule for the Company.

(b) The Company does not have on the date hereof, or will not have on the Closing Date, (i) liabilities for Taxes (except to the extent resulting from any filings made on or after the Effective Date with respect to any Taxes accrued in the ordinary course of business related to the period from December 31, 2005 (which represents the date of the Company’s latest completed Tax Year) and the Effective Date, with the exception of any liability arising under Section 7.5(h), or (ii) forward or long-term commitments outside the Company’s ordinary course of business or inconsistent with the Company’s historical practices, or (iii) except as set forth on Schedule 4.9(b), any liabilities for contingent payments to creditors arising under the Third Amended Plan of Reorganization of New England Home Therapies, Inc., dated February 18, 2004 and confirmed by order of the United States Bankruptcy Court for the District of Massachusetts, dated April 16, 2004, in Case No. 02-46956-JBR (the “Reorganization Plan”).

4.10 Material Contracts.

(a) Schedule 4.10(a) sets forth a list of the following Contracts (“Material Contracts”) to which the Company is a party or to which any of its assets or properties is bound (copies of which have been delivered to Buyer):

(i) Contracts under which the Company is indemnified for or against any liability under which the Company is or could be obligated to indemnify any Person;

(ii) Contracts under which the Company leases personal property from or to third parties under capitalized leases per annum or under operating leases, in each case involving payments by the Company in excess of $6,000 per annum;

(iii) Contracts for the purchase or sale of products or other personal property or for the furnishing or receipt of services (A) which calls for performance over a period of more than one year or (B) in which the Company has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from any Person, in each case involving payments by or to the Company in excess of $6,000 per annum;

(iv) Contracts establishing or maintaining any partnership, joint venture or strategic alliance;

(v) Contracts under which there is or may be imposed a security interest or other Lien, other than a Permitted Lien, on any of its assets, whether tangible or intangible (other than security interests or Liens granted in favor of Buyer) that will not be repaid and terminated on or prior to the Closing Date;

(vi) Contracts concerning any confidentiality or non-solicitation obligations entered into outside the ordinary course of business;

(vii) Contracts under which the Company is restricted from carrying on its business or any part thereof, or from competing in any line of business or with any Person;

(viii) Contracts under which the consequences of a default or termination have had, or would reasonably be expected to have, a Material Adverse Effect;

(ix) Contracts under which the Company will (A) receive aggregate payments from customers, (B) make aggregate payments to vendors or other suppliers or (C) make or receive aggregate payments to or from any other Persons, in each case in excess of $25,000 per annum; and

(x) Contracts not entered into in the ordinary course of business and not otherwise disclosed on Schedule 4.10(a) in response to any of the foregoing clauses.

(b) Except as disclosed on Schedule 4.10(b), each Material Contract existing as of the date hereof is a legal, valid and binding obligation of the Company, on the one hand, and, to the Knowledge of the Company, the other parties thereto, on the other hand, enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and is in full force and effect. The Company and, to the Knowledge of the Company, each other party to each Material Contract existing as of the date hereof are in compliance in all material respects with the terms thereof, and to the Knowledge of the Company, no material default or material event of default by the Company or any other party thereto exists thereunder.

4.11 Accounts Receivable. To the Knowledge of the Company, all accounts receivable of the Company (a) are legal, valid and binding obligations of the Persons shown in the accounting records of the Company as the obligor with respect thereto, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and is in full force and effect, (b) arose out of bona fide sales actually made or services actually performed on or prior to such date in the ordinary course of business, and (c) are not subject to discount, rebate, off-set, return privilege (other than return privileges granted in the ordinary course of business consistent with past practice) or claim (other than as reflected in the reserves taken in recording the accounts receivable on the books of the Company, which reserves are materially adequate in accordance with GAAP).

4.12 Labor Relations; Employees.

(a) Labor Matters. The Company is not a party to any labor contract, collective bargaining agreement, letter of understanding, or any other arrangement, formal or informal, with any labor union or organization which obligates the Company to compensate the Company’s employees at prevailing rates or union scale, nor are any of its employees represented by any labor union or organization. There is no pending or, to the Knowledge of the Company, threatened labor dispute, work stoppage, unfair labor practice complaint, strike, administrative or court proceeding or order between the Company and any present or former employee(s) of the Company. Except as set forth on Schedule 4.12(a), there is no pending or, to the Knowledge of the Company, threatened suit, action, investigation or claim between the Company and any present or former employee(s) of the Company. There has not been any labor union organizing activity at any location of the Company, or elsewhere, with respect to the Company’s employees within the last three years. The Company has complied with immigration and naturalization laws in connection with the employment of its work force, except where such failure to comply has not had, or would not reasonably be expected to have, a Material Adverse Effect. Except as set forth on Schedule 4.12(a), no person or party (including, without limitation, any Governmental Authority) has asserted, or, to the Knowledge of the Company, has threatened to assert, any claim or any action or proceeding, against the Company (or to the Knowledge of the Company has asserted or threatened to assert any claim or any action or proceeding against any officer, director, employee, agent or shareholders of the Company) relating to the Company’s employees or former employees and arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Family and Medical Leave Act).

(b) Schedule 4.12(b) hereto sets forth: (i) a complete list of all of the Company’s employees, and rates of pay, (ii) a description of any and all fringe benefits and personnel policies, (iii) the employment dates and job titles of each such person, (iv) categorization of each such person as a full-time or part-time employee of the Company, and (v) whether any such person has an employment agreement. Except as set forth on Schedule 4.12(b), the Company has no employment agreements with its employees and all such employees are employed on an at “at will” basis. To the Knowledge of the Company, all Persons with whom the Company has engaged as independent contractors are properly classified as independent contractors for Tax purposes.

(c) Schedule 4.12(c) sets forth a list of all written employment contracts or agreements, independent contractor or consulting agreements and sales representative agreements, change of control agreements and employee-related non-competition and non-solicitation agreements to which the Company is a party. The Company has previously delivered to Buyer copies of all such agreements, including all amendments thereto. Neither the Company nor, to the Knowledge of the Company, any other Person that is a party to any such agreement, is in breach of, or in default with respect to, any of its material obligations thereunder, nor is the Company aware of any facts or circumstances which might give rise to any breach or default thereunder which has had, or would reasonably be expected to have, a Material Adverse Effect.

4.13 Employee Benefit Plans; ERISA. For purposes of this Section 4.13, the term ‘Company’ shall mean also refer to any ERISA Affiliate.

(a) Schedule 4.13 contains an accurate and complete list of all Employee Plans.

(b) The Company has not maintained or contributed to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) at any time, nor has the Company had any actual or potential liability with respect to any defined benefit plan at any time.

(c) The Company has never maintained, or had any actual or potential liability with respect to, any Employee Plan maintained outside of the United States.

(d) The Company is not a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), (iii) an affiliated service group (as defined under Section 414(m) of the Code) or (iv) any entity required to be aggregated with Sellers under Section 414(o) of the Code.

(e) Except as set forth on Schedule 4.13, the Company has never maintained any Employee Plan (other than an Employee Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code) which provides benefits with respect to employees or former employees following their termination of service with the Company (other than as required pursuant to Section 601 of ERISA or pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA)). Each Employee Plan that is subject to the requirements of Section 601 of ERISA has been operated in accordance therewith.

(f) Except as set forth on Schedule 4.13, no individual will accrue or receive additional benefits, credit for service or accelerated rights to payments of benefits as a direct result of the transactions contemplated by this Agreement.

(g) No liability, claim, investigation, audit, action or litigation has been incurred, made, commenced or threatened by or against any Employee Plan or the Company with respect to any Employee Plan (other than for benefits payable in the ordinary course).

(h) No Employee Plan that is a “welfare plan” (within the meaning of Section 3(1) of ERISA) provides any benefit to retired or former employees of the Company, other than as required by COBRA.

(i) The Company has no liability or potential liability (including, but not limited to, actual or potential withdrawal liability) with respect to (i) any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA or (ii) any Employee Plan of the type described in Sections 4063 and 4064 of ERISA or in Section 413(c) of the Code (and the regulations promulgated thereunder).

(j) Except as set forth on Schedule 4.13, full payment has been made of all amounts which the Company was required under the terms of each Employee Plan to have paid as contributions to such Employee Plan on or prior to the date hereof (excluding any amounts not yet due), and no Employee Plan which is subject to Part 3 of Subtitle B of Title I of ERISA has incurred any “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived.

(k) Each Employee Plan and all related trusts, insurance contracts and funds (as applicable) have been maintained, funded, operated and administered in compliance with its terms and with all applicable laws and regulations, including, but not limited to, ERISA and the Code, except where the failure to comply has not had, and would not be reasonably expected to have, a Material Adverse Effect.

(l) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code, and each trust forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to the qualification under the Code of such Employee Plan and the Tax-exempt status of such related trust, and no event has occurred, and no condition exists, since the date of such determination letter that has adversely affected, or would be reasonably expected to adversely affect, the qualification of such Employee Plan or the Tax-exempt status of such related trust.

(m) To the Knowledge of the Company, neither the Company nor any other “disqualified person” or “party in interest” (as defined in Section 4975(e) (2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transaction in connection with any Employee Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a Tax pursuant to Section 4975(a) of the Code.

(n) With, respect to each Employee Plan, the Company has delivered or caused to be delivered to Buyer and its counsel copies of the following documents, as applicable to each respective Employee Plan: (i) all Employee Plan documents, with all amendments thereto; (ii) the current summary plan description, with any applicable summaries of material modifications thereto, as well as any other material employee communications; (iii) all current trust agreements and/or other documents establishing the Employee Plan’s funding arrangements; (iv) the most recent IRS determination letter and, if a request for such a letter has been filed and is currently pending with the IRS, a copy of such filing; (v) the three most recently prepared IRS Forms 5500; (vi) the most recently prepared financial statements; and (vii) all material related contracts, including, without limitation, insurance contracts, service provider agreements and investment management and investment advisory agreements.

(o) All profit sharing, bonus, stock option, stock purchase, stock bonus, restricted stock, stock appreciation right, phantom stock or other equity-based compensation arrangement, vacation pay, holiday pay, tuition reimbursement, scholarship, severance, dependent care assistance, excess benefit, bonus, incentive compensation, salary continuation, supplemental retirement, deferred compensation, employee loan or loan guarantee program, split dollar, cafeteria plan, and other compensation arrangements and other material agreement, arrangement, plan, policy, practice or program related to employment, compensation or employee benefits whether written or unwritten, funded or unfunded, formal or informal, and whether or not subject to ERISA that are maintained or contributed to by the Company are set forth on Schedule 4.13 (collectively, “Benefit Plans” or, individually, “Benefit Plan”). To the Knowledge of the Company, each Benefit Plan that is a ‘nonqualified deferred compensation plan’ (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and Internal Revenue Service Notice 2005-1 (collectively “Section 409A”). To the Knowledge of the Company, no Benefit Plan that is a ‘nonqualified deferred compensation plan’ has been materially modified within the meaning of Section 409A. To the Knowledge of the Company, no event has occurred that would be treated under Section 409A as a transfer of property for purposes of Section 83 of the Code. To the Knowledge of the Company, no equity-based compensation arrangement or award granted under any Benefit Plan is considered ‘deferred compensation’ within the meaning of Section 409A.

4.14 Taxes.

(a) Except as set forth in Schedule 4.14(a), to the Knowledge of the Company, the Company has filed all Tax Returns that they were required to file under applicable laws and regulations. To the Knowledge of the Company, all such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(b) To the Knowledge of the Company, the Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company. The Company has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company. Schedule 4.14(c) set forth a list of all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2003, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Sellers have delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company filed or received since December 31, 2001.

(d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) To the Knowledge of the Company, the Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local or foreign Tax law). The Company has not been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). To the Knowledge of the Company, the Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. The Company is not a party to or bound by any Tax allocation or sharing agreement. The Company (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return and (B) has no Liability for the Taxes of any Person (other than the Company) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f) Schedule 4.14(f) sets forth the following information with respect to the Company as of the date set forth in Schedule 4.14(f): (A) the Tax basis of the Company in its assets, including depreciation schedules related to such Tax basis; (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company; and (C) the amount of an deferred gain or loss allocable to the Company arising out of any intercompany transaction.

(g) To the Knowledge of the Company, the unpaid Taxes of the Company (A) did not, as of the date of the Latest Balance Sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Effective Date in accordance with the past custom and practice of the Company in filing their Tax Returns. Since the date of the Latest Balance Sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(h) To the Knowledge of the Company, the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Effective Date; (ii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Effective Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Effective Date; or (v) prepaid amount received on or prior to the Effective Date.

(i) The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(j) The Company has had in effect from the time of its organization a valid election to be treated as an S corporation for federal income tax purposes. The Company will not be subject to the tax imposed by Section 1374 of the Code as a result of a Section 338(h)(10) election that may be made pursuant to Section 7.5 hereof.

(k) The Company has not engaged in or otherwise participated in any reportable transaction “or” “listed transaction” as defined in Section 6707A of the Code.

4.15 Litigation. Schedule 4.15 sets forth a list of all actions, suits, arbitration proceedings, investigations, inquiries or other proceedings, whether governmental or non-governmental, before any Governmental Authority for any period since December 31, 2003 that existed (regardless of whether settled), or that is pending or, to the Knowledge of the Company, threatened, against, relating to or affecting the Company, or any officer, director or employee thereof in his or her capacity as such, or any of its or their respective assets, properties or businesses, and which involve a monetary claim or claims in excess of $15,000 or injunctive or other equitable relief. Schedule 4.15 sets forth, as to each matter identified therein, the names of the parties thereto, the forum for such matter, a summary of the details of the matter, the settlement or other disposition of the matter (including the monetary value of such settlement or other disposition) or, if such matter is still pending, a statement to that effect. Except as set forth on Schedule 4.15:

(a) There is not in effect any order, judgment, decree, injunction or ruling of any Governmental Authority against, relating to or affecting the Company, to the Knowledge of the Company, or any officer, director or employee thereof in his or her capacity as such, enjoining, barring, suspending, prohibiting or otherwise limiting the same from conducting or engaging in any aspect of the business of the Company, or requiring the Company or any such officer, director or employee to take certain action with respect to any aspect of its or their business;

(b) To the Knowledge of the Company, the Company is not in default under any order, judgment, decree, injunction or ruling of any Governmental Authority respecting the Company, and the Company is not subject to or a party to any order, judgment, decree or ruling arising out of any action, suit or proceeding under any applicable Laws respecting antitrust, monopoly, restraint of trade, unfair competition or similar matters; and

(c) There is no action, suit, arbitration or other proceeding, investigation or inquiry pending or, to the Knowledge of the Company, threatened, before any Governmental Authority which questions the validity of this Agreement or any other material agreement, or any actions taken or to be taken pursuant hereto or thereto, or which could, individually or in the aggregate, have a Material Adverse Effect.

4.16 Transactions with Affiliates.

(a) Except as set forth on Schedule 4.16, there is no indebtedness owing by the Company to any of its Affiliates or by any Affiliate of the Company to the Company.

(b) Other than as contemplated in this Agreement, immediately following the Closing Date:

(i) the Company will not be indebted, directly or indirectly, to any of its own officers, directors, stockholders or employees, or the officers, directors, managers, members, partners, stockholders or employees of its Affiliates, or to any members of the immediate families of such officers, directors, managers, members, partners, stockholders or employees except for, in the case of officers, directors or employees, compensation payable in the ordinary course of business and reasonable travel expenses accrued in the ordinary course of business consistent with past practices;

(ii) no officer, director, stockholder or employee of the Company, and no members of their immediate families, will (A) be indebted to the Company in any amount whatsoever or (B) to the Knowledge of the Company, and except as may be permitted by Section 7.6(a) of this Agreement, have any direct or indirect ownership interests exceeding five percent in any Person which competes, directly or indirectly, with the Company; and

(iii) there are no voting or similar agreements between or among the stockholders of the Company.

(c) Except for the matters set forth on Schedule 4.13 or Schedule 4.12(c), no officer, director, stockholder or employee of the Company, and no member, or Affiliate of a member, or the immediate families of any of the foregoing, has any direct or indirect interest in any Contract to which the Company is a party.

(d) The Company is not a party to any agreement relating to the voting or disposition of the capital stock of any other company.

(e) The Company does not have any outstanding loan or advance of funds to any of its Affiliates’ officers, directors, employees, members, managers, partners or stockholders, or to any member of the immediate families of any of the foregoing.

4.17 Federal Health Care Programs and Third Party Payor Participation.

(a) The Company participates in the federal health care programs (the “Programs”) as listed on Schedule 4.17(a). A list of its existing Program provider agreements, including Medicare and Medicaid provider and supplier agreements, pertaining to the Business or, if such contracts do not exist, other documentation evidencing such participation (collectively, the “Program Agreements”) are set forth on Schedule 4.17(a), copies of which have been delivered to Buyer.

(b) The Company has contractual arrangements with certain third party payors (the “Third Party Payors”). A list of its existing contracts with third party payor Contract(s) pertaining to the Business are set forth on Schedule 4.17(b), (the “Third Party Payor Contracts”) copies of which have been delivered to Buyer.

(c) All of the Program Agreements and Third Party Payor Contracts referred to in Sections 4.17(a) and 4.17(b) above constitute legal, valid, binding and enforceable obligations between the parties thereto, and are in full force and effect, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and except as set forth on Schedule 4.5, no notice of or consent to the assignment of such contracts is required to transfer such agreements to Buyer or its designee.

(d) Except as set forth on Schedule 4.17(d), to the Knowledge of the Company, no party to such Program Agreements or Third Party Payor Contracts is in Default thereunder.

(e) To the Knowledge of the Company, the Company is, in all material respects, in compliance with rules and policies respecting each Program Agreement and Third Party Payor Contract, including all certification, billing, reimbursement and documentation requirements, and there is no pending, or, to the Knowledge of the Company, threatened revocation, suspension, termination, probation, restriction, limitation or nonrenewal affecting any of the Company’s Program Agreements or Third Party Payor Contracts.

4.18 Health Care Regulatory Litigation.

(a) To the Knowledge of the Company, there is no threatened or pending exclusion, revocation, suspension, termination, probation, restriction, limitation or nonrenewal affecting the Company’s participation or enrollment in the Programs. The Company is not currently the subject of any investigation, inquiry or proceeding by any Governmental Authority (or any Governmental Authority’s designated agent or agents), nor is there any reasonable grounds to anticipate the commencement of any investigation, inquiry or proceeding by any Governmental Authority, and no notice of any violation, asserted deficiency, or other irregularity has been received by the Company from any Governmental Authority (or any Governmental Authority’s designated agent or agents) that the Company reasonably believes may directly or indirectly, or with the passage of time:

(i) affect Buyer’s ability to treat patients, furnish, claim, bill and receive reimbursement relative to health care products or services rendered to patients or health care professionals, providers or suppliers, or

(ii) result in the imposition of any fine, sanction, or lower reimbursement rate for items or services furnished by the Company, except where such fine, sanction or lower reimbursement rate would not, or would not reasonably be expected to, have a Material Adverse Effect.

(b) Except as set forth in Schedule 4.18, there are no current, pending or outstanding Medicaid, Medicare or other reimbursement audits or appeals relating to the Company.

(c) Except as set forth in Schedule 4.18, there is no current or pending payment or reimbursement withhold, recoupment or suspension relative to the Company or to the health care items or services furnished by the Company.

4.19 Compliance with Health Care and Other Laws.

(a) Except as set forth on Schedule 4.19, to the Knowledge of the Company, none of the Company nor any of their respective officers, directors, or managing employees has engaged in any activities which are prohibited under federal Medicare and Medicaid Statutes, including 42 U.S.C. §§ 1395, 1320a-7, 1320a-7(a) and 1320a-7(b), or the regulations promulgated pursuant to such Laws, including the following:

(i) making or causing to be made a false statement or representation of a material fact in any application for benefit or payment;

(ii) making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

(iii) presenting or causing to be presented a claim for reimbursement for services under Medicare, Medicaid, or other state health care program that is for an item or service that is known or should be known to be (A) not provided as claimed, or (B) false or fraudulent;

(iv) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another with intent to fraudulently secure such benefit or payment;

(v) offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (A) in return for referring an individual to a person for the furnishing or the arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid or other state health care program, or (B) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare, Medicaid or other state health care program; or

(vi) making or causing to be made or inducing or seeking to induce the making of any false statement or representation (or omitting to state a fact required to be stated therein or necessary to make the statements therein not misleading) of a material fact with respect to (A) the conditions or operations of a facility in order that the facility may qualify for Medicare, Medicaid or other state health care program certification, or (B) information required to be provided under §1124A of the Social Security Act (42 U.S.C. §1320a-3).

(b) Without limiting the generality of Section 4.19(a) above, to the Knowledge of the Company, the Company is now and, since December 31, 2003, has been in material compliance with all applicable Laws, conditions of enrollment and participation, reimbursement and billing requirements, accreditation standards and requirements of the Department of Health and Human Services, the Centers for Medicare and Medicaid Services (formerly known as the Health Care Financing Administration) and other Governmental Authorities having health care regulatory jurisdiction over the Company (including all manual provisions and requirements pertaining to coverage, certification, reimbursement and payment), and any agent thereof (collectively, the “Health Care Laws”), and to the Knowledge of the Company, the Company has timely filed all reports, data and other information required to be filed with such Governmental Authorities. Except as set forth on Schedule 4.19(b), the Company has not entered into or been subject to any judgment, consent, decree, compliance order or administrative order or received from any governmental or regulatory authority any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim. To the Knowledge of the Company, all Contracts of the Company comply in all material respects with the Health Care Laws.

(c) The Company and each employee of the Company who provides any medical services (collectively, the “Health Care Providers”), to the extent required, is licensed under the applicable Laws of their state and each Health Care Provider has complied with all applicable Laws relating to the rendering of health care services, except where such failure to comply has had, or would be reasonably expected to have, a Material Adverse Effect. To the Knowledge of the Company, no Health Care Provider has:

(i) had his or her professional license, Drug Enforcement Agency number, Medicare or Medicaid provider status, or staff privileges at any hospital or medical facility suspended, relinquished, terminated or revoked;

(ii) been reprimanded, sanctioned or disciplined by any licensing board or any Federal, state, or local regulatory body, governmental authority, hospital, third-party payor or specialty board; or

(iii) had a final judgment or settlement entered against him or her in connection with a malpractice or similar action.

(d) To the Knowledge of the Company, none of the Contracts and no activity of the Company violate provisions of applicable state Law relating to the corporate practice of medicine.

(e) To the Knowledge of the Company, all healthcare, reports, plans and filings of any nature required to be filed by the Company with any Governmental Authorities and any Third Party Payors have been properly completed. Each such report, plan and filing contains no materially untrue or misleading statements and does not omit anything which would cause it to be misleading or inaccurate in any material respect.

(f) HIPAA Requirements. To the Knowledge of the Company, the Company has complied in all material respects with the Health Insurance Portability and Accountability Act of 1996, as codified at 42 U.S.C. § 1320d (“HIPAA”) and any regulations promulgated thereunder, including without limitation, the federal privacy regulations as contained in 45 C.F.R. Part 164 (the “Federal Privacy Regulations”), the federal security standards as contained in 45 C.F.R. Part 142 (the “Federal Security Regulations”), and the federal standards for electronic transactions contained in 45 C.F.R. Parts 160 and 162, all collectively referred to herein as “HIPAA Requirements.” To the Knowledge of the Company, the Company has not used or disclosed any Protected Health Information, as defined in 45 C.F.R. § 164.504, or Individually Identifiable Health Information, as defined in 42 U.S.C. § 1320d, other than as permitted by HIPAA requirements and the terms of this Agreement. The Company has made its internal practices, books and records relating to the use and disclosure of Protected Health Information available to the Secretary of Health and Human Services to the extent required for determining compliance with the Federal Privacy Regulations.

4.20 Personal Property. Except as set forth on Schedule 4.20, the Company has good and marketable title to its assets (other than real property, which is covered in Section 4.21 and other than personal property which is leased) free and clear of all Liens other than Permitted Liens. The Company’s machinery, equipment, vehicles and other tangible assets have been maintained in good working condition (normal wear and tear excepted), and, to the Knowledge of the Company, are sufficient for the conduct of the Business as presently conducted. Except as set forth on Schedule 4.20, the Latest Balance Sheet contains a materially accurate and complete list of all of the assets, properties and other rights used in the conduct of the Business, except for those assets acquired or disposed of in the ordinary course of business subsequent to the date of the Latest Balance Sheet and assets leased under operating leases.

4.21 Real Property.

(a) Schedule 4.21 sets forth a list of all real property leases, subleases or licenses pursuant to which the Company is a lessor, lessee, sublessor, sublessee, licensor or licensee, in each case as amended through the date hereof, which list includes the street address, the identity of the lessors, lessees, sublessors, sublessees, licensors or licensees, or with respect to which a Company has guarantied the obligations of any other Person, the term thereof (referencing applicable extension or renewal periods, the rent payment terms, maximum potential exposure and the current use). The Company has delivered to Buyer copies of each such lease, sublease or license. The real property interests described or listed on Schedule 4.21 (the “Company Properties”) constitutes all of the interests in real property owned, leased or otherwise held for use by the Company. The Company does not own any real property.

(b) Each lease of premises utilized by the Company or in connection with the Business is legal, valid and binding in all material respects, as between the Company and the other party or parties thereto, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and, to the Knowledge of the Company, the Company is a tenant or possessor in good standing thereunder, free of any material default or breach on the part of the Company and, to the Knowledge of the Company, free of any material default or breach on the part of the lessors thereunder, and the Company quietly enjoys the premises provided for therein.

(c) Except as set forth on Schedule 4.21, no consent of any Person to any lease, sublease, license or mortgage is required in connection with the consummation of the transactions contemplated by this Agreement, the other agreements or the sale of the Stock, and no such event shall be prohibited by, or shall constitute a default under, any such lease, sublease, license or mortgage.

(d) Except as set forth in Schedule 4.21, to the Knowledge of the Company, there are no eminent domain proceedings pending or, to the Knowledge of the Company, threatened against any Company Property. There are no pending or, to the Knowledge of the Company, contemplated, zoning changes, “floor area ratio” changes, variances, special zoning exceptions, conditions or agreements which have or would reasonably be expected to have a Material Adverse Effect. Public utilities currently serve all utility requirements necessary for the current use of all Company Property. To the Knowledge of the Company, all of the Companies Properties are currently zoned in the zoning category which permits operation of such properties as now used, operated and maintained for the operation of the Business, and none of such Company Properties nor its respective use is in violation of any local governmental rule, ordinance, regulation or building code.

4.22 Environmental Matters. Except as set forth in Schedule 4.22:

(a) to the Knowledge of the Company, the operations of the Company is in material compliance with all applicable Environmental Laws and all Licenses and Permits issued pursuant to the Environmental Laws or otherwise;

(b) to the Knowledge of the Company, the Company has obtained all Licenses and Permits required to operate its business in compliance with all applicable Environmental Laws;

(c) to the Knowledge of the Company, the operations of the Company have not resulted in Releases of Hazardous Material into the environment in violation of all applicable Environmental Laws;

(d) the Company is not the subject of any outstanding order or Contract, nor, to the Knowledge of the Company, is it threatened to be the subject of any order or Contract, with any Governmental Authority respecting (i) compliance with Environmental Laws, (ii) Remedial Action, or (iii) any Release or threatened Release of a Hazardous Material;

(e) the Company has not received any written communication alleging that the Company may be in violation of any Environmental Law or any License or Permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law;

(f) to the Knowledge of the Company, there are no investigations of the Business, or currently or previously owned, operated or leased property of the Company pending or, to the Knowledge of the Company, threatened which alleges any liability or other obligation pursuant to any Environmental Law;

(g) to the Knowledge of the Company, there is not located at any property owned, operated or leased by the Company any (i) current or former underground storage tanks, (ii) asbestos-containing material, (iii) equipment containing polychlorinated biphenyls, (iv) asbestos-containing materials or structural asbestos, which is damaged and, in its present condition, poses an unreasonable risk of harm to employees or the general public, or (v) equipment which, contains ozone depleting substances.

4.23 Intellectual Property.

(a) To the Knowledge of the Company, the Company owns, licenses or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, trade secrets, recipes, formulas, mixtures, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), tangible or intangible proprietary information or material and other intellectual property that are currently used in, or material to, its or their business (the “Company Intellectual Property”). Schedule 4.23 contains a list of all patents, trademarks, trade names, service marks, and copyrights owned by the Company.

(b) The Company has provided to Buyer copies of all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third party patents, trademarks or copyrights, including software, or any other third party intellectual property (“Third Party Intellectual Property Rights”) which are or are presently expected to be incorporated in, or are or expected to form a part of any existing or proposed Company product, or which are or are presently expected to be utilized in the development, modification or support of any existing or proposed Company product.

(c) To the Knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property, any trade secret material to the Company, or any Third party Intellectual Property Right to the extent licensed by or through the Company, by any third party. The Company has not entered into any agreement to indemnify any other person against any charge of infringement of any Company Intellectual Property, other than indemnification provisions arising in the ordinary course of business, such as those in purchase orders, invoices or similar sales-related documents.

(d) To the Knowledge of the Company, the Company is not, and will not be as a result of the execution and delivery of this Agreement or any other agreement or the performance of its obligations hereunder and thereunder, in breach of any Contract, license or other agreement currently used in, or material to, the Company Intellectual Property or Third party Intellectual Property Rights, except where such breach would not have, or would not reasonably be expected to have, a Material Adverse Effect.

(e) To the Knowledge of the Company, all patents, registered trademarks, service marks and registered copyrights held by the Company are validly issued and presently subsisting. Except as set forth on Schedule 4.23, since January 1, 2004, the Company (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary or intellectual property right of any third party and (ii) has not brought any action, suit or proceeding for infringement of Company Intellectual Property or breach of any license or agreement involving Company Intellectual Property against any third party. To the Knowledge of the Company, the provision of services by the Company as currently conducted and proposed to be conducted do not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party.

(f) All use, disclosure or appropriation by the Company of such intellectual property owned by the Company or by a third party has been pursuant to written agreements between the Company and such third party, except where the failure to do so has not had, and would not reasonably be expected to have, a Material Adverse Effect. All use, disclosure or appropriation of such intellectual property not owned by the Company has been pursuant to written agreements between the Company and the owner of such intellectual property, or is otherwise lawful.

4.24 Nature of Business. The Company is engaged only in the Business described in Recital A and activities reasonably incidental thereto.

4.25 Powers of Attorney. There are no outstanding powers of attorney in effect with respect to any Seller or the Company.

4.26 Insurance.

(a) Schedule 4.26 identifies each of the policies of insurance currently maintained by, or on behalf of, the Company, its business and properties (including workers’ compensation insurance), setting forth the name of the insurer, the holder of each such policy, the nature of coverage, the amount of such coverage and the expiration dates thereof. To the Knowledge of the Company, the Company is not in default with respect to its obligations under any of such outstanding insurance policies and all premiums with respect thereto are current. The Company and, to the Knowledge of the Company, the Company’s officers, directors, stockholders, employees, insurance managers and risk managers, have not failed to give any notice or to present any material claim under any such policy in a due and timely fashion. To the Knowledge of the Company, such policies are in full force and effect on the date hereof. All premiums due under the policies identified on Schedule 4.26 have been paid except as otherwise disclosed on such schedule, and the Company has not been issued or has received any notice of cancellation, material modification or termination in respect of any such policy or is in default thereunder.

(b) Except as set forth on Schedule 4.26, the Company has not been issued or has not received any notice that any insurer under any policy referred to on Schedule 4.26 is denying liability with respect to a claim in excess of $25,000 thereunder or defending under a reservation of rights clause. Schedule 4.26 also sets forth all claims made by the Company under such policies during the past three years.

4.27 Business Relationships. The Company has not received any notice with respect to any actual or threatened termination or cancellation of the business relationship between the Company and any material vendor, distributor, supplier or customer, on the other hand.

4.28 Personal Property Leases. Schedule 4.28 sets forth a list and description of all agreements (or group of related agreements) to which the Company is a party for the lease of personal property which involve rental payments of at least $6,000 per annum, including, with respect to each such lease, the name of the lessor and the lessee, the type of lease (whether operating, capital or otherwise), a description of the leased property, the monthly rental payments due and the expiration date. To the Knowledge of the Company, the Company has not breached any material agreement pertaining to, is in default with respect to, or is overdue in payment of, any amounts owing under any lease agreement disclosed on Schedule 4.28. Copies of all agreements set forth on Schedule 4.28 have been delivered to Buyer.

4.29 Solvency. The Company is currently Solvent.

4.30 Inventories. All inventories carried by the Company reflected in the audited Financial Statements or the Latest Balance Sheet are, and, as of the Closing Date, will be, valued using the first in, first out method, in accordance with GAAP. Except as set forth in Schedule 4.30, the Company has adequate obsolescence reserves to cover inventory items that have a market value lower than cost. Except to the extent of inventory reserves reflected in the

Financial Statements, to the Knowledge of the Company, the items included in such inventories are not obsolete, damaged, defective or slow moving. The Company has all right, title and interest in the inventories reflected in the Financial Statements (except to the extent they have been sold in the ordinary course of business since the date thereof).

4.31 Depository and Other Accounts. Schedule 4.31 sets forth a list of all banks and other financial institutions and depositories at which the Company maintains (or has caused to be maintained) deposit accounts, spread accounts, yield supplement reserve accounts, operating accounts, trust accounts, trust receivable accounts or other accounts of any kind or nature into which funds of the Company is deposited from time to time. Such Schedule 4.31 correctly identifies the name and address of each depository, the name in which each account is held, the purpose of the account, the account number, the contact person at such depository and his or her telephone number.

4.32 Books and Records. Except as set forth on Schedule 4.32, the minute books and similar records of the Company contain records of all actions taken at any duly held meeting of the Company’s stockholders, directors, or any committees thereof, as the case may be, in accordance with the by-laws of the Company and of all written consents executed in lieu of the holding of any such meeting.

4.33 Brokers; Certain Expenses. None of the Company nor any of its Affiliates has paid or is obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary, in connection with this Agreement, any other agreement, or any of the transactions contemplated hereby or thereby. The Company is not bound by any agreement or commitment for the provision of investment banking or financial advisory services with respect to any recapitalization, issuance of debt or equity securities or other capital or financing transactions involving the Company that would operate to restrict or prevent the Closing. Any fees or commissions due to any broker, finder, investment banker or other intermediary retained by the Company shall be for the sole account of the Company or Affiliate, as the case may be, and Buyer shall not have any liability with respect thereto.

4.34 Compliance with Laws. Except as set forth on Schedule 4.34, the Company is and has been since January 1, 2003 in compliance in all material respects with and has conducted the Business (i) in accordance with all applicable Laws, and (ii) in all material respects in accordance with all injunctions, judgments, orders, decrees, writs and rulings of all Governmental Authorities (and all bodies, agencies and authorities thereof) to which the Company is a party, except where such noncompliance would not, or would not reasonably be expected to, have a Material Adverse Effect. Except as set forth on Schedule 4.34, no investigation or review by any Governmental Authority with respect to the Company is pending or filed or, to the Knowledge of the Company, threatened nor, to the Knowledge of the Company, has any Governmental Authority indicated an intention to conduct the same.

4.35 Interim Changes. Since May 31, 2006, there has been no change in the condition, financial or otherwise, of the Company, which had, or would reasonably be expected to have, a Material Adverse Effect. Without limiting the foregoing, except as set forth on Schedule 4.35, there has been no:

(a) material loss, damage or destruction of or to any of the Company’s assets, whether or not covered by insurance;

(b) increase in the compensation payable by the Company to employees, directors, independent contractors or consultants, any change to any of the Benefit Plans set forth on Schedule 4.13, or institution of any new Benefit Plan, in each case, other than in the ordinary course of the Business;

(c) adjustment or write-off of accounts receivable outside of the normal course of business or any change in the collection, payment or credit experience or practices of the Company;

(d) change in the Tax or cash basis accounting methods or practices employed by the Company or change in depreciation or amortization policies;

(e) payment by the Company of any dividend, distribution or extraordinary or unusual disbursement or expenditure;

(f) termination, waiver or cancellation of any material rights or claims of the Company, under any Material Contract or otherwise;

(g) new Material Contract (or amendment to any existing Material Contract) obligating the Company to purchase goods or services, any amendment or termination of any Contract or license relating to the Business or any waiver of material claims or rights of the Company against third parties;

(h) agreement, arrangement or transaction between the Company and any Affiliate of the Company;

(i) creation of any new employment or consulting positions and the hiring of any personnel for such positions with an annual salary in excess of $30,000.

(j) other transaction not in the ordinary course of the Business and consistent with past practice of the Business that, individually or in the aggregate, could have a Material Adverse Effect; or

(k) binding commitment with respect to any of the foregoing.

4.36 No Omissions or Misstatements. To the Knowledge of the Company, none of the information included in this Agreement and the disclosure schedules hereto contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statement herein or therein not misleading in light of the circumstances in which they were made.

Article V Representations and Warranties of Sellers

As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, each Seller, severally and not jointly, hereby represents and warrants to Buyer, with respect to such Seller only, as follows:

5.1 Ownership of Capital Stock. Such Seller is the beneficial and record owner of the Capital Stock identified next to such Seller’s name on Schedule A hereto, free and clear of any Liens. Such Seller has the requisite right, power and authority to transfer the Stock owned by such Seller, and there are no agreements restricting the transfer by such Seller of, or affecting the rights of, such Seller’s Stock other than as set forth in the Stockholders Agreement and under applicable securities laws.

5.2 Authorization of Transaction. Such Seller has the legal capacity, in the case of an individual, and the requisite power and authority, in the case of an entity, to execute and deliver this Agreement and the other Transaction Documents to which such Seller is a party and all documents and agreements necessary to give effect to the provisions of this Agreement and to perform its obligations hereunder and thereunder. Each Seller has, to the extent necessary, duly and validly authorized the execution, delivery and performance of this Agreement and the other Transaction Documents to which such Seller is a party. All actions or proceedings necessary to be taken by or on the part of such Seller to authorize and permit the due and valid execution and delivery by such Seller of this Agreement, the other Transaction Documents to which such Seller is a party and all other agreements and documents executed by such Seller in connection herewith and therewith, the performance by such Seller of its respective obligations hereunder and thereunder, and the consummation by such Seller of the portions of the transactions to which it is a party contemplated hereby and thereby have been taken. No other action, consent or approval on the part of such Seller is necessary to authorize such Seller’s due and valid execution, delivery and consummation of this Agreement, the Transaction Documents to which it is a party and all other agreements and documents executed in connection herewith and therewith. This Agreement and the other Transaction Documents to which it is a party and all other agreements and documents executed by such Seller in connection herewith and therewith constitute the valid and legally binding obligations of such Seller, enforceable in accordance with their respective terms and conditions; provided that (i) enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws of general application affecting the rights and remedies of creditors, and (ii) enforcement may be subject to general principles of equity, and the availability of remedies of specific performance and injunctive relief may be subject to the discretion of the court before which any proceeding for such remedies may be brought.

5.3 Brokers’ Fees. Such Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer or the Company could become liable or obligated.

5.4 No Conflict or Violation. Except as set forth in Schedule 5.4, neither the execution and delivery of this Agreement or the other Transaction Documents to which such Seller is a party nor the consummation of the transactions contemplated hereby or thereby, will conflict with or result in:

(a) a violation of or a conflict with any provision of any organizational documents of such Seller;

(b) to the Knowledge of Sellers, a breach of, or a default under, any term or provision of, any Contract to which such Seller is a party or by which its assets are bound, which breach or default could reasonably be expected to adversely impact such Seller’s obligations under this Agreement; or

(c) to the Knowledge of Sellers, a violation by such Seller of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, which violation could reasonably be expected to adversely impact such Seller’s obligations under this Agreement.

5.5 Consents and Approvals. Except as set forth in Schedule 5.5, no consent, approval or authorization of, or declaration, filing or registration with, any court or tribunal, or administrative, governmental or regulatory authority, or any other Person or entity, is required to be made or obtained by such Seller in connection with the execution, delivery and performance of this Agreement or the Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby.

5.6 Litigation. There is no action, proceeding or investigation pending to which such Seller is a party or, to such Seller’s actual knowledge, threatened, against such Seller, which questions the validity of this Agreement or impairs the ability of such Seller to consummate the transactions contemplated hereby or the transactions contemplated by the other Transaction Documents to which it is a party.

Article VI Representations and Warranties of Buyer

As a material inducement to the Company and Sellers to enter into this Agreement and to consummate the transactions contemplated hereunder, Buyer hereby represents and warrants to Sellers, as follows:

6.1 Organization. Buyer is a corporation formed and validly existing under the laws of the State of Delaware and has all requisite power and authority to enter into this Agreement and each other agreement to which it is a party and to consummate the transactions contemplated hereby and thereby.

6.2 Authorization. The execution, delivery and performance by Buyer of this Agreement and of each of the other agreements to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action taken on the part of Buyer.

6.3 Due Execution and Delivery; Binding Obligations. This Agreement has been duly executed and delivered by Buyer. This Agreement is, and at the time of the Closing each of the other agreements to which Buyer is a party will be, a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and except as rights of indemnity or contribution may be limited by federal or state securities laws or the public policy underlying such laws.

6.4 No Violation. The execution, delivery and performance by Buyer of this Agreement and each of the other agreements to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, do not violate and will not cause a default under (a) the organizational documents of Buyer as in effect on the date hereof, (b) any material applicable Laws, or (c) any material indenture, mortgage, lease, agreement or instrument to which Buyer is a party.

6.5 Governmental and Other Third Party Consents. Except for consents that have already been obtained or made, Buyer is not required to obtain any material consent from, and is not required to make any declaration or filing with, any Governmental Authority or any other Person in connection with the execution, delivery and performance of this Agreement or any other agreement. Each of the consents which have been obtained or made by Buyer in connection with the execution, delivery and performance of this Agreement or any other agreement is in full force and effect.

6.6 Brokers; Certain Expenses. Except as set forth on Schedule 6.6, Buyer has not paid and is not obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement, any other agreement or any of the transactions contemplated hereby or thereby.

Article VII Covenants of the Parties

7.1 Conduct of Business. From the date hereof to the Closing, except as expressly contemplated by this Agreement or otherwise consented to by Buyer in writing, Sellers shall use their commercially reasonable efforts to cause the Company to, and the Company shall conduct the Business only in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Without limiting the foregoing, the Company shall (i) maintain in all material respects all of the structures, equipment, vehicles and other tangible personal property of the Business in its present condition, except for ordinary wear and tear and damage by unavoidable casualty and sales of inventory in the ordinary course of business; (ii) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried with respect to the Business; (iii) perform in all material respects all obligations under leases, agreements, contracts and instruments relating to or affecting the Business; (iv) maintain the books of account and records of the Business in the usual, regular and ordinary manner. In addition, the Company agrees not to (w) enter any employment agreement or commitment to employees of the Business or effect any increase in the compensation or benefits payable or to become payable to any officer, director or employee of the Business other than increases in non-officer employee compensation effected in the ordinary course of business; (x) take any action relating to the filing of any Tax Return or the payment of any Tax, if such action would have the effect of increasing the Tax liability of the Company for any period ending after the Effective Date or decreasing any Tax attribute of the Company existing on the Effective Date; (y) issue any capital stock or securities convertible into capital stock; or (z) enter into or modify any Contract obligating the Company to purchase goods or services for a period of 90 days or more following the Effective Date, or sell, lease, license or otherwise dispose of any material assets of the Business (other than dispositions of obsolete assets and inventory in the ordinary course of business).

7.2 Access to Information.

(a) Buyer’s Investigation. Between the date of this Agreement and the Closing Date, the Company will (i) give Buyer and its authorized representatives (including lenders, legal counsel and accountants) reasonable access to all employees, offices, warehouses and other facilities and property of the Business and to their books and records, (ii) permit Buyer and its authorized representatives to make such inspections thereof as Buyer may reasonably require, and (iii) furnish Buyer and its representatives and advisers with such financial and operating data and other information with respect to the business and properties of the Business as Buyer may from time to time reasonably request; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Business.

(b) Confidentiality. If the transactions contemplated by this Agreement are not consummated (and in any event prior to the Closing Date), Buyer will maintain the confidentiality of all information and materials obtained from the Company and will not use or permit others to use such information for any other purpose, except to the extent disclosure of any such information is authorized by the Company or required by law, and upon termination of this Agreement Buyer and its representatives will return to the Company all materials obtained from the Company in connection with the transactions contemplated by this Agreement and all copies thereof. The provisions of this Section 7.2(b) will not apply to any information, documents or material which are in the public domain other than by reason of a breach of this Section 7.2(b).

(c) No Solicitation by Buyer. If the transactions contemplated by this Agreement are not consummated, for the one year period following the date hereof, Buyer agrees that it shall not, directly or indirectly, solicit for employment or employ (including independent contractor arrangements as set forth on Schedule 7.2), to or for the benefit or account of any person or entity other than the Company, any person who is or was an employee or independent contractor of the Company on the date hereof.

7.3 Efforts to Consummate Transaction; Third Party Payor Contracts. The Parties shall use their commercially reasonable efforts to take or cause to be taken all such actions required to consummate the transactions contemplated hereby including, without limitation, such actions as may be necessary to obtain, prior to the Closing, all necessary governmental or other third-party approvals and consents required to be obtained by the Company or Buyer in connection with the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, except as set forth on Schedule 7.3, the Parties agree and acknowledge that in no event shall the Company and/or the Sellers be required on or prior to the Closing to request, seek, obtain or otherwise receive any approval, consent, and/or waivers of any Third Party Payors in connection with the transactions to be consummated pursuant to the terms of this Agreement regardless if the same is required pursuant to the terms of Third Party Payor Contracts or otherwise, nor shall the Company and/or the Sellers be required on or prior to the Closing to notify any Third Party Payor regarding the transactions to be consummated by the terms of this Agreement.

7.4 No Solicitation. Unless this Agreement shall have been terminated pursuant to Section 10.1, Sellers shall not, and shall not permit the Company to, directly or indirectly through any officer, director, employee, agent, affiliate or otherwise, enter into any agreement, agreement in principle or other commitment (whether or not legally binding) relating to a Competing Transaction or solicit, initiate or encourage the submission of any proposal or offer from any person or entity (including the Company’s officers, partners, employees and agents) relating to any Competing Transaction, nor participate in any discussions or negotiations regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to effect a Competing Transaction. The Company and Sellers shall immediately cease any and all contacts, discussions and negotiations with third parties regarding any Competing Transaction. Sellers shall, and shall cause the Company to, notify Buyer if any proposal regarding a Competing Transaction (or any inquiry or contact with any person or entity with respect thereto) is made and shall advise Buyer of the contents thereof (and, if in written form, provide Buyer with copies thereof).

7.5 Tax Matters.

(a) The Representative will be responsible for and shall cause the Company to timely file any income Tax Returns with a filing due date that is after the Effective Date for Tax periods of the Company that end on or before the Effective Date. The Representative shall permit Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing, and the Representative shall make any revisions to such Tax Returns as may be reasonably requested by Buyer in order to comply with applicable Laws. Buyer will be responsible for and shall cause the Company to timely file any income Tax Returns with a filing due date that is after the Effective Date for Tax periods of the Company that begin after the Effective Date. Buyer shall cause and/or timely file all required elections and forms under Section 338(h)(10) of the Code, as well as prepare an asset allocation as required by Section 338(h)(10) of the Code.

(b) Each Seller shall severally, and not jointly, indemnify the Company, Buyer, and each Buyer Affiliate and the Buyer Indemnified Parties and hold them harmless from and against without duplication, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Effective Date and the portion through the Effective Date for any taxable period that includes (but does not end on) the Effective Date (“Pre-Effective Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Effective Date, including pursuant to Treasury Regulation § 1.1502 6 or any analogous or similar state, local or foreign law or regulation, and (iii) any and all Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing. Sellers pursuant to this Section 7.5(b) within 15 business days after payment of such Taxes by Buyer or the Company.

(c) Buyer and the Company agree that, in the case of any taxable period that includes (but does not end on) the Effective Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Effective Tax Period shall be determined based on an interim closing of the books as of the close of business on the Effective Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Effective Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Effective Date and the denominator of which is the number of days in such Straddle Period.

(d) Except to the extent required by law, Buyer shall not amend, and shall not permit the Company to amend, any income Tax Return or election made in connection with such income Tax Return for any Tax period ending on or prior to Closing without the prior written consent of the Representative if such amendment would have the effect of increasing the amount of Tax payable by Sellers with respect to such period.

(e) Buyer and the Representative covenant and agree to cooperate with each other regarding Tax matters as follows:

(i) Buyer, the Company and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 7.5(e) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, the Company and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Effective Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so request, the Company or Sellers, as the case may be, shall allow the other Party to take possession of such books and records.

(ii) Buyer and Sellers further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii) Buyer and Sellers further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code § 6043, or Code § 6043A, or Treasury Regulations promulgated thereunder.

(f) Buyer shall notify the Representative in writing within five Business Days after receipt by Buyer or the Company of any determination of liability for Taxes from an official inquiry, examination, audit or proceeding (“Tax Audit Determination”) regarding any

Tax Return related to a period that ends on or prior to the Effective Date. The Representative shall have the right to exercise control, on behalf of the Company for any such Tax Return, and at its own expense, at any time over the handling, disposition or settlement of any issue raised in any such Tax Audit Determination, if and to the extent the disposition or settlement would be reasonably expected to result in a liability to the Company. Buyer and the Company shall cooperate with the Representative, as reasonably requested by the Representative, in connection with any such Tax Audit Determination.

(g) Sellers shall notify Buyer in writing within five Business Days after receipt by Sellers of any Tax Audit Determination regarding any Tax Return for the Straddle Period or any period thereafter. The Representative, on behalf of the Company, for any pre-Closing period, and Buyer, on behalf of the Company, with respect to any post-Closing period, in each case, at its own respective expense, shall have the right to exercise control at any time over the handling, disposition or settlement of any issue raised in any such Tax Audit Determination regarding any Straddle Period, if and to the extent the disposition or settlement would be reasonably expected to result in a liability to the Company for such period. Buyer and the Company shall cooperate with the Representative, as reasonably requested by the Representative, in connection with any such Tax Audit Determination.

(h) 338(h)(10) Elections.

(i) If requested by Buyer, the Company and Sellers agree to make an election pursuant to Section 338(h)(10) of the Code (and of any corresponding provisions of applicable state Tax law) with respect to the purchase of the Stock, which election shall allocate the Purchase Price among the Company’s assets based on their respective fair market values (as determined in good faith by Buyer and Sellers) and shall allocate the excess to goodwill. Buyer’s determination to make a Section 338(h)(10) election shall be made no later than nine months after the Effective Date, and Buyer shall promptly advise the Company and Sellers of its determination in the manner for the giving of notice pursuant to Section 10.5. Buyer shall pay all costs and expenses of making such election.

(ii) In addition, in the event that Buyer elects to make a Section 338(h)(10) election pursuant to this Section 7.5(h), Buyer, after consultation with its Tax advisor and the Representative, shall make a good faith estimate of the anticipated incremental Tax Liability of Sellers attributable to such Section 338(h)(10) election, including any related incremental Massachusetts “sting” Taxes and any related Taxes resulting from a recapture of depreciation resulting from such election over the Tax Liability of Sellers absent such Section 338(h)(10) election. Buyer agrees that prior to making such an election, Buyer shall agree with the Representative as to the amount of such estimated incremental Tax Liability, taking into account the Taxes with respect to such payment, provided that such Taxes will be taken into account only one-time to limit the iterative nature of the process. Buyer agrees to make a one-time payment of such agreed upon amount to the Representative, and the Representative shall promptly distribute such payment among Sellers. In the event that Sellers’ incremental Tax Liability for the taxable year in which the Closing occurred attributable to such Section 338(h)(10) election, taking into account the Taxes with respect to such payment, provided that such Taxes will be taken into account only one-time to limit the iterative nature of the process, is greater than the amount of the preliminary estimate of incremental Tax Liability, Buyer shall promptly pay the amount of such shortfall to the Representative, and the Representative shall promptly distribute such payment among Sellers. Sellers hereby indemnify and hold Buyer harmless from and against the claim of any Seller for improper distributions of any amount under this Section 7.5(h). In the event that Sellers’ incremental Tax Liability is less than Buyer’s payment of estimated incremental Tax Liability, the Representative shall be responsible for the refund to Buyer of the amount of Buyer’s overpayment.

(iii) If the Section 338(h)(10) election is made, Sellers and Buyer shall report, in connection with the determination of income, franchise or other Taxes measured, the transactions being undertaken pursuant to this Agreement in a manner consistent with the Section 338(h)(10) election and this Agreement. Buyer shall be responsible for the preparation of two copies of all forms and documents required in connection with the Section 338(h)(10) election (including Internal Revenue Service Form 8023). Buyer shall properly prepare documents and forms as may be required by applicable Tax laws to complete and make the Section 338(h)(10) election, and Buyer shall timely deliver two copies of such forms and documents to each Seller, no later than 30 days prior to the due date for making such 338(h)(10) election. Each Seller shall execute both copies no later than ten days following receipt of such forms and timely file one copy of such forms and documents with the Internal Revenue Service and return the other copy to Buyer for timely filing. If Buyer shall deliver to Sellers any such forms and documents to make the Section 338(h)(10) election prior to Closing, each Seller shall execute such forms and documents prior to Closing and deliver one copy to Buyer at Closing.

(iv) If the Section 338(h)(10) election is made, Buyer shall deliver to each Seller a valuation statement that will reflect, as of the Closing Date, the fair market value of all of the assets and the liabilities and obligations of the Companies determined in accordance with Section 338(h)(10) of the Code. Each Seller shall file, and/or shall cause to file, all Tax Returns and other statements (including Internal Revenue Service Form 8883) in connection therewith in a manner consistent with such valuations, subject to adjustment to reflect (i) each Seller’s selling expenses as a reduction of sales proceeds, and (ii) Buyer’s acquisition expenses as an addition to the Purchase Price, and each Seller shall take no position contrary thereto unless required to do so by applicable Tax laws. If any Seller disagrees with the valuation statement, such Seller shall deliver a written objection thereto within ten days after receipt, and Buyer and such Seller shall then have ten days to resolve any dispute. If any dispute cannot be so resolved, such dispute shall be resolved in an arbitration to be conducted by the Independent Accounting Firm, whose fees shall be borne equally by the Parties. Each of the Parties shall be bound by the decision of the Independent Accounting Firm rendered in such arbitration.

(v) To the extent permitted by state, local or foreign Tax laws, the principles and procedures of this Section 7.5(h) shall also apply with respect to a Section 338(h)(10) election under any applicable state, local or foreign law. Each Seller shall join with Buyer in making any election similar to the Section 338(h)(10) election which is optional under any applicable state, local or foreign law, and shall cooperate and join in any election made by Buyer or any Company to effect such an election so as to treat the transactions contemplated herein as a sale of assets for state, local and foreign income Tax purposes, if so determined by Buyer.

7.6 Noncompete.

(a) General. Each of the Sellers agrees that during the four-year period following the Effective Date (the “Noncompete Period”), he, she or it shall not, directly or indirectly, either for himself, or for any other Person (other than the Company) participate in the Business anywhere within a 100 mile radius of any Business location of the Company on the date hereof, other than on behalf of the Company. For purposes of this Agreement, the term ‘participate’ includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, member, sole proprietor, agent, representative, independent contractor, consultant, franchisor, franchisee, creditor, owner or otherwise; provided that the term ‘participate’ shall not include ownership of stock of Buyer and of less than 2% of the stock of a publicly-held corporation whose stock is traded on a national securities exchange or in the over-the-counter market. During the four-year period following the Effective Date, no Seller shall, directly or indirectly, (i) induce or attempt to induce any employee of Buyer or its Affiliates to leave the employ of Buyer or its Affiliates or in any way interfere with the relationship between Buyer or its Affiliates and any employee thereof, or (ii) induce or attempt to induce any customer or supplier of Buyer or its Affiliates to cease doing business with Buyer or its Affiliates. Each Seller agrees that this covenant is reasonable with respect to its duration, geographical area and scope.

(b) Specific Performance. Each Seller agrees that Buyer would suffer irreparable harm from a breach by such Seller of any of the covenants or agreements contained in this Section 7.6. In the event of an alleged or threatened breach by a Seller of any of the provisions of this Section 7.6, Buyer or its successors or assigns may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof. To the extent of any breach of this Section 7.6 by any Seller, the Noncompete Period (with respect to such breaching Seller) shall automatically be extended by the length of such breach.

(c) Scope, etc. If, at the time of enforcement of any of the provisions of this Section 7.6, a court holds that the restrictions stated therein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Each Seller acknowledges that, without provisions contained in this Section 7.6, Buyer would have not entered into this Agreement.

(d) Effect of Breach. Notwithstanding anything in this Section 7.6 to the contrary, in the event that Buyer materially breaches any of the obligations it owes under this Agreement and the other Transaction Documents to a Seller subsequent to the Closing, and Buyer does not cure such breach within 30 days after such Seller gives Buyer notice of such breach in the manner provided in Section 10.5 (specifying such breach in reasonable detail), the Noncompete Period, upon the expiration of such 30-day period shall be terminated, provided that, if Buyer disputes the grounds of such Seller’s allegation of material breach prior to the end of the 30-day period specified in this Section 7.6(d), the matters in dispute will be submitted for binding arbitration to the office of the American Arbitration Association located in Boston, Massachusetts or such other regional or national arbitral body as may be mutually agreed upon by Buyer and such Seller. Within 30 calendar days after such submission, the arbitral body shall determine and issue a written report to Buyer and such Seller regarding such disputed items, which written report shall be final and binding upon Buyer and such Seller. The Buyer and such Seller shall cooperate with each other and each other’s representatives to enable the arbitral body to render a written report as promptly as possible, which report shall contain a specific finding as to whether the Noncompete Period should be terminated in accordance with this Section 7.6(d). In any event, the Noncompete Period shall remain in effect during the pendency of any arbitration provided for in this Section 7.6(d).

7.7 Certain Taxes. All Massachusetts, Maine and New Hampshire transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any corporate-level gains tax triggered by the sale of Stock), shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

7.8 Supplementation and Amendment of Schedules. From time to time prior to the Closing, the Company shall have the right to supplement or amend the Schedules with respect to any matter arising after the date hereof. No such supplement or amendment shall have any effect on the satisfaction of the condition to closing set forth in Section 8.1(a) unless the subject matter of any such supplement or amendment could be reasonably expected to have a Material Adverse Effect; provided, however, if the Closing shall occur, then Buyer shall be deemed to have waived any right or claim pursuant to the terms of this Agreement or otherwise, including pursuant to Article IX hereof, with respect to any and all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing.

Article VIII Closing Conditions

8.1 Obligation of Buyer to Close. The obligation of Buyer to close the transactions contemplated hereby shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following conditions, or the written waiver thereof by Buyer:

(a) Representations and Covenants. The representations and warranties of Sellers and the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Sellers and the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Sellers or the Company on or prior to the Closing Date.

(b) No Injunction. No injunction or restraining order shall be in effect which forbids or enjoins the consummation of the transactions contemplated by this Agreement, no proceedings for such purpose shall be pending, and no federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby.

(c) Approvals. Subject to the provisions of Section 7.3 of this Agreement regarding Third Party Payors, all material governmental and third party approvals, consents (including, without limitation, with respect to all leased real property), permits or waivers necessary for consummation of the transactions contemplated by this Agreement and any other agreement shall have been obtained in form and substance satisfactory to Buyer (other than any approval, consent, and/or waivers from any other Third Party Payor which shall not be a condition to Buyer’s obligation to close the transactions contemplated by this Agreement).

(d) Compliance Certificate. Buyer shall have received a certificate signed by an officer of the Company that each of the representations and warranties made by the Company in this Agreement is true and correct in all material respects (provided that any representations and warranties qualified by materiality shall be true and correct in all respects) when made and on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, and that the Company has performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

(e) Certified Resolutions. Buyer shall have received a certified copies of the resolutions of the Board of Directors and the stockholders of the Company authorizing and approving this Agreement and the consummation of the transactions contemplated hereby.

(f) Incumbency Certificate. Buyer shall have received an incumbency certificates relating to each person executing for each Seller (who is an entity) and the Company any document executed and delivered to Buyer pursuant to the terms hereof.

(g) Good Standing. Buyer shall have received good standing certificates with respect to the Company issued by the Secretary of the Commonwealth of Massachusetts and any other states in which the Company is qualified to do business as a foreign corporation.

(h) Legal Opinion. Buyer shall have received the legal opinion of Riemer & Braunstein LLP, counsel to Sellers and the Company, substantially in the form of Exhibit C hereto.

(i) Related Party Payments. Buyer shall have received evidence satisfactory to it of the receipt by the Company of all monies owed to the Company by any Seller.

(j) Liens. All Liens (other than Permitted Liens) on the assets of the Company shall have been released in a manner satisfactory to Buyer.

(k) Financing. Buyer shall have obtained all necessary third-party financing required in order to consummate the transactions contemplated hereby and to meet the ongoing working capital requirements of the Business.

(l) Due Diligence. Buyer shall be satisfied with the results of its legal, accounting, environmental due diligence investigations in its sole discretion, including, without limitation, its due diligence investigation of the Company’s compliance with Health Care Laws.

(m) Estoppels; Notices. Buyer shall have received an estoppel certificate from the Company’s landlords at the Company’s locations in Southborough, MA, Concord, NH and Lewiston, ME substantially in the form of Exhibit D hereto.

(n) Employment Agreements. The Company shall have entered into an Employment Agreement with each of Daniel O’Grady, Steven Slarsky and John Consoletti on terms acceptable to Buyer.

(o) FIRPTA. Buyer shall have received from each Seller an affidavit complying with the Foreign Investment in Real Property Tax Act.

(p) Stock Certificates. Buyer shall have received the stock certificates representing the Stock duly endorsed for transfer and accompanied by any applicable documentary stamp tax.

(q) Current Financial Statements. The Company shall have provided Buyer with the Company’s internally prepared financial statements as of and for the seven-month period ended July 31, 2006.

(r) Tail Insurance Coverage. The Company shall have provided Buyer with evidence of tail professional liability insurance coverage covering all claims for professional liability made against the Company after the Closing Date.

(s) Resignations. Buyer shall have received the resignations, effective as of the Closing Date, of all the directors and officers of the Company.

(t) Material Adverse Change. Since May 31, 2006, there has been no change in the condition, financial or otherwise, of the Company, which had, or would reasonably be expected to have, a Material Adverse Effect.

(u) Deliveries. Sellers shall have delivered such documents as Buyer or its counsel may reasonably request to evidence the transactions contemplated hereby.

8.2 Obligation of Sellers to Close. The obligation of Sellers to close the transactions contemplated hereby shall be subject to the fulfillment and satisfaction, prior to or at the Closing, of the following conditions, or the written waiver thereof by Sellers:

(a) Representations and Covenants. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Buyer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.

(b) No Injunction. No injunction or restraining order shall be in effect which forbids or enjoins the consummation of the transactions contemplated by this Agreement, no proceedings for such purpose shall be pending, and no federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts or delays such consummation.

(c) Approvals. Subject to the provisions of Section 7.3 of this Agreement regarding Third Party Payors, all material governmental and third party approvals, consents, permits or waivers necessary for consummation of the transactions contemplated by this Agreement shall have been obtained in form and substance satisfactory to the Company and the Sellers.

(d) Compliance Certificate. Representative shall have received a certificate signed by an officer of Buyer that each of the representations and warranties made by Buyer in this Agreement is true and correct in all material respects (provided that any representations and warranties qualified by materiality shall be true and correct in all respects) when made and on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, that Buyer has performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date, and that Buyer has received (x) any and all requested information, documents, and access it was permitted to request and requested pursuant to Section 7.2 of this Agreement, and (y) any and all documents referred to in Article IV as previously delivered to Buyer and/or required to be delivered to Buyer on or before the Closing Date.

(e) Certified Resolutions. Representative shall have received certified copies of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated hereby.

(f) Incumbency Certificate. Representative shall have received an incumbency certificates relating to each person executing for Buyer any document executed and delivered to Sellers pursuant to the terms hereof.

(g) Good Standing. Representative shall have received a good standing certificate issued by the Secretary of State of Delaware with respect to Buyer.

(h) Legal Opinion. Representative shall have received the legal opinion of Brownstein Hyatt & Farber, P.C., counsel to Buyer, substantially in the form of Exhibit E hereto.

(i) Release of Sellers. Representative shall have received a release from the Company of each of the Sellers from any and all actions or inactions taken by them in their respective capacity as an officer, director and/or stockholder of the Company and any and all suits, claims, demands, debts, or causes of action of every kind and nature for any actions of the Company against any of the Sellers for actions occurring on and prior to the Closing Date.

(j) Release of Obligations Under Plan of Reorganization. The Company and the Sellers shall have received a release, in form and substance satisfactory to the Company and the Sellers, releasing (i) the Company and the Sellers from any and all contingent payment obligations under the Plan of Reorganization, as finally negotiated by the Company and Sellers and (ii) the Sellers from any obligations, including under the Plan of Reorganization, which shall include a release from National Century Financial Enterprises, Inc. and its affiliates and the Class 2 Creditors (as defined under the Plan of Reorganization).

(k) Deliveries. Buyer shall have delivered such documents as Sellers or their counsel may reasonably request to evidence the transactions contemplated hereby.

Article IX Indemnification

9.1 Indemnification.

(a) By Sellers. Each Seller, severally and not jointly (based on its Pro Rata Share), hereby agrees to indemnify and hold Buyer, the Company, and their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) harmless from and against any Losses arising from: (i) any breach of the representations and warranties (without regard to any knowledge, materiality or Material Adverse Effect qualifiers contained in any such representation or warranty) made by the Company in this Agreement, other than any act or omission that constitutes fraud; (ii) any breach of the covenants or agreements (without regard to any knowledge, materiality or Material Adverse Effect qualifiers contained in any such covenant or agreement) made by Sellers or the Company in this Agreement; (iii) any Excluded Liabilities, or (iv) fraud. In addition, each Seller, severally and not jointly, hereby agrees to indemnify and hold Buyer Indemnified Parties harmless from and against any Losses based upon or arising from any breach of the representations and warranties (without regard to any knowledge, materiality or Material Adverse Effect qualifiers contained in any such representation or warranty) of such Seller contained in Article V.

(b) By Buyer. Following the Closing, Buyer shall indemnify and hold harmless Sellers at all times from and after the Closing Date against and in respect of Losses arising from or relating to: (i) any breach of any representation or warranty (without regard to any knowledge, materiality or Material Adverse Effect qualifiers contained in any such representation or warranty) made by Buyer in this Agreement; and (ii) any breach of any covenant and agreement (without regard to any knowledge, materiality or Material Adverse Effect qualifiers contained in any such covenant or agreement) made by Buyer in this Agreement.

(c) In no event shall Sellers be liable to Buyer for Losses with respect to or in connection with any breach of any representation or warranty of the Company and/or Sellers for which Buyer had Knowledge on and/or before the Closing Date.

9.2 Limitations of Indemnity. Notwithstanding the foregoing, (i) no amounts shall be payable under Section 9.1(a)(i) unless and until the aggregate amount otherwise payable in the absence of this clause exceeds $125,000 (the “Deductible”), in which event Sellers shall be liable for all amounts in excess of the Deductible payable under Section 9.1(a)(i); and (ii) no claim for indemnification under Section 9.1(a)(i) shall first be asserted after the 18-month anniversary of the Closing Date; provided, however, that a claim for indemnification under Sections 4.7(b) and Section 5.1 (Title to Stock) may be asserted at any time prior to the expiration of the statute of limitations applicable thereto; provided further, that a claim for indemnification under Section 4.13 (Employee Benefit Plans; ERISA), Section 4.23 (Intellectual Property), Section 4.22 (Environmental Matters), Section 4.34 (Compliance with Laws), Section 4.17 (Federal Health Care Program and Third-Party Payor Participation), Section 4.18 (Health Care Regulatory

Litigation), Section 4.19 (Compliance with Health Care Laws) may be asserted at any time prior to the three-year anniversary of the Closing Date. In no event shall the amount payable under Section 9.1(a)(i) exceed $4,000,000 (the “Cap”); provided, however, that the Cap for a breach of Section 4.7(b) and Section 5.1 (Title to Stock), shall be 100% of the Purchase Price. Notwithstanding anything herein to the contrary, the Deductible shall not apply to a claim for breach of any representation and warranty set forth in Section 4.3 (Authorization; Binding Obligations), Section 4.13 (Employee Benefit Plans; ERISA), Section 4.14 (Taxes), Section 4.17 (Federal Health Care Program and Third Party Payor Participation), Section 4.19 (Compliance with Health Care and Other Laws), Section 4.22 (Environmental Matters) or Section 4.34 (Brokers; Certain Expenses), and neither the Deductible nor the Cap shall apply to a claim for fraud or any Excluded Liability. Notwithstanding anything herein to the contrary, in no event shall the amount payable with respect to claims for indemnification related to Excluded Liabilities (other than claims with respect to Section 4.14 (Taxes) and fraud, for which the Cap shall not apply) exceed $7,500,000, in the aggregate (the “Aggregate Cap”).

9.3 Indemnification Procedures - Third Party Claims.

(a) The rights and obligations of a party claiming a right of indemnification hereunder (each an “Indemnitee”) from a Party to this Agreement (each an “Indemnitor”) in any way relating to a Third Party Claim shall be governed by the following provisions of this Section 9.3:

(i) The Indemnitee shall give prompt written notice to the Indemnitor of the commencement of any claim, action suit or proceeding, or any threat thereof, or any state of facts which Indemnitee determines will give rise to a claim by the Indemnitee against the Indemnitor based on the indemnity agreements contained in this Agreement setting forth, in reasonable detail, the nature and basis of the claim and the amount thereof, to the extent known, and any other relevant information in the possession of the Indemnitee (a “Notice of Claim”). The Notice of Claim shall be accompanied by any relevant documents in the possession of the Indemnitee relating to the claim (such as copies of any summons, complaint or pleading which may have been served and, or any written demand or document evidencing the same). No failure to give a Notice of Claim shall affect, limit or reduce the indemnification obligations of an Indemnitor hereunder, except to the extent such failure actually prejudices such Indemnitor’s ability successfully to defend the claim, action, suit or proceeding giving rise to the indemnification claim.

(ii) In the event that an Indemnitee furnishes an Indemnitor with a Notice of Claim, then, upon the written acknowledgment by the Indemnitor given to the Indemnitee within 30 days after receipt of the Notice of Claim, stating that the Indemnitor is undertaking and will prosecute the defense of the claim under such indemnity agreements and confirming that based on the information available as between the Indemnitor and the Indemnitee, the claim covered by the Notice of Claim is subject to this Article IX and that the Indemnitor will be able to pay the full amount of potential liability in connection with any such claim (including, without limitation, any action, suit or proceeding and all proceedings on appeal or other review which counsel for the Indemnitee may reasonably consider appropriate) (an “Indemnification Acknowledgment”), then the claim covered by the Notice of Claim may be defended by the Indemnitor, at the sole cost and expense of the Indemnitor; provided, however, that the Indemnitee is authorized to file any motion, answer or other pleading that may be reasonably necessary or appropriate to protect its interests during such 30-day period. The delivery of an Indemnification Acknowledgment shall not preclude Indemnitor’s subsequent right to deny indemnification and Indemnitor’s right to reimbursement of all costs of any nature incurred, if it is ultimately determined that such claim was not indemnifiable by Indemnitor. However, in the event the Indemnitor does not furnish an Indemnification Acknowledgment to the Indemnitee or does not offer reasonable assurances to the Indemnitee as to Indemnitor’s financial capacity to satisfy any final judgment or settlement, the Indemnitee may, upon written notice to the Indemnitor, assume the defense (with legal counsel chosen by the Indemnitee) and dispose of the claim, at the sole cost and expense of the Indemnitor. Notwithstanding receipt of an Indemnification Acknowledgment, the Indemnitee shall have the right to employ its own counsel in respect of any such claim, action, suit or proceeding, but the fees and expenses of such counsel shall be at the Indemnitee’s own cost and expense, unless (A) the employment of such counsel and the payment of such fees and expenses shall have been specifically authorized by the Indemnitor in connection with the defense of such claim, action, suit or proceeding, or (B) the Indemnitee shall have reasonably concluded based upon a written opinion of counsel that there may be specific material defenses available to the Indemnitee which are different from or in addition to those available to the Indemnitor, in which case the costs and expenses incurred by the Indemnitee for such counsel shall be borne by the Indemnitor, provided that Indemnitor shall not be obligated to pay for the costs and expenses of more than one counsel to the Indemnitee.

(iii) The Indemnitee or the Indemnitor, as the case may be, who is controlling the defense of the claim, action, suit or proceeding, shall keep the other party fully informed of such claim, action, suit or proceeding at all stages thereof, whether or not such party is represented by counsel. The Parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such claim, action, suit or proceeding. Subject to the Indemnitor furnishing the Indemnitee with an Indemnification Acknowledgment in accordance with Section 9.3(a)(ii), the Indemnitee shall cooperate with the Indemnitor and provide such assistance, at the sole cost and expense of the Indemnitor, as the Indemnitor may reasonably request in connection with the defense of any such claim, action, suit or proceeding, including, but not limited to, providing the Indemnitor with access to and use of all relevant corporate records and making available its officers and employees for depositions, pre-trial discovery and as witnesses at trial, if required. In requesting any such cooperation, the Indemnitor shall have due regard for, and attempt not to be disruptive of, the business and day-to-day operations of the Indemnitee and shall follow the requests of the Indemnitee regarding any documents or instruments which the Indemnitee believes should be given confidential treatment.

(b) Neither Party shall make or enter into any settlement of any claim, action, suit or proceeding which one Party has undertaken to defend, without the other Party’s prior written consent (which consent shall not be unreasonably withheld or delayed), unless there is no obligation, directly or indirectly, on the part of such other Party to contribute to any portion of the payment for any of the Losses, such other Party receives a general and unconditional release with respect to the claim (in form, substance and scope reasonably acceptable to such other Party), there is no finding or admission of any violation of law by, or effect on any other claim that may be made against such other Party and, in the reasonable judgment of such other Party, the relief granted in connection therewith is not likely to have a Material Adverse Effect on such other Party or its reputation or prospects.

(c) Any claim for indemnification that may be made under more than one subsection under Section 9.1 may be made under the subsection that the claiming party may elect in its sole discretion, notwithstanding that such claim may be made under more than one subsection.

9.4 Indemnification Procedures - Other Claims, Indemnification Generally.

(a) A claim for indemnification for any matter not relating to a Third Party Claim may be asserted by giving reasonable notice directly by the Indemnitee to the Indemnitor. The Indemnitee shall afford the Indemnitor reasonable access to all relevant corporate records and other information in its possession relating thereto.

(b) If any party becomes obligated to indemnify another party with respect to any claim for indemnification hereunder and the amount of liability with respect thereto shall have been finally determined in accordance with this Article IX, the Indemnifying Party shall pay such amount to the Indemnified Party in immediately available funds within ten days following written demand therefor by the Indemnified Party. The indemnifying party shall not be obligated to pay any amount under this Article IX until such final determination.

9.5 Exclusive Remedy; Other Indemnification Provision.

(a) The provisions for indemnification set forth in this Article IX are the exclusive remedies of Sellers, Buyer and the Company arising out of or in connection with this Agreement, and shall be in lieu of any rights under contract, tort, equity or otherwise (other than claims based on actual fraud).

(b) Each party agrees to use commercially reasonable efforts to mitigate any Losses or potential Losses for which the other party or parties is or may be obligated to indemnify such party under this Article IX. Losses shall be reduced by and to the extent that an indemnified party has actually received proceeds under insurance policies specifically as a result of and in compensation for the subject matter of an indemnification claim by such indemnified party, provided that Buyer has made commercially reasonable efforts to pursue recovery for such Losses under the Company’s insurance policies.

(c) In accordance with (and not in limitation of) the provisions of Section 9.3, in no event shall Sellers have any liability for Losses to the Buyer Indemnified Parties with respect to any obligation of the Company which arose prior to the confirmation of the Plan of Reorganization unless the Company shall have complied with the procedures set forth in Section 9.3, including giving the Indemnitor the opportunity to defend such claim.

Article X Miscellaneous

10.1 Termination. Anything herein to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date: (i) by mutual written consent of Buyer and the Representative; (ii) by either Buyer or the Representative if for any reason the Closing shall not have occurred on or before 45 days after the date hereof (or such other date as may be mutually agreed by the Parties); (iii) by either Buyer or the Representative in the event that a condition to the terminating Party’s obligations to close the transactions contemplated by this Agreement shall become incapable of satisfaction, without fault by the terminating party; or (iv) by Buyer in the event of any occurrence or occurrences, having individually or in the aggregate, a Material Adverse Effect; provided, however, that no Party shall be entitled to terminate this Agreement in the event that the failure of the Closing to occur or any condition to Closing to be satisfied shall be attributable to such Party’s willful breach of this Agreement. If this Agreement is terminated pursuant to this Section 10.1, all rights and obligations of the Parties hereunder shall terminate, and no Party shall have any liability to the other Party, except for obligations of the Parties in Sections 10.2, 10.3, 10.7, 10.8 and 10.9, which shall survive the termination of this Agreement, and except that nothing herein will relieve any Party from liability for any willful breach of this Agreement prior to such termination.

10.2 Publicity. Except as required by law, no press release or other public announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance written approval thereof by the Company, Representative and Buyer, which approval shall not unreasonably be withheld.

10.3 Expenses. Except as provided in Article IX, the Company and each Seller, on the one hand, and Buyer, on the other hand, shall bear all of their own expenses in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including without limitation all fees and expenses of its agents, representatives, counsel and accountants.

10.4 Entire Agreement; Amendments and Waivers. This Agreement, together with all Exhibits and Disclosure Schedules hereto and the other Transaction Documents, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. This Agreement may not be amended or modified except by an instrument in writing signed by Buyer and the Representative. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Neither the failure nor the delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of any such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no waiver that may be given by a Party shall be applicable except in the specific instance for which it was given and (b) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the other Transaction Documents.

10.5 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if transmitted by facsimile with receipt acknowledged by the recipient, or upon delivery, if delivered personally or by recognized commercial courier with receipt acknowledged, or upon receipt, if mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Buyer, to:

c/o Kohlberg & Company, LLC 111 Radio Circle Mt. Kisco, New York 10549
Attention:	Gordon Woodward
Evan LePatner
Telephone: (914) 241-7430 Facsimile: (914) 244-3985

with copies to: Brownstein Hyatt & Farber, P.C. 410 17th Street, 22nd Floor Denver, Colorado 80202 Attention: Christopher Reiss, Esq. Telephone: (303) 223-1100 Facsimile: (303) 223-1111

If to the Company or Seller, to:

New England Home Therapies, Inc.

337 Turnpike Road

Southborough Massachusetts 01772

Attention: Daniel O’Grady

Telephone: (800) 755-1654 x 3215

Facsimile: (508) 480-0724

with a copy to: Riemer & Braunstein LLP Three Center Plaza Boston, Massachusetts 02108 Attention: Adam W. Jacobs, Esquire Telephone: (617) 880-3513 Facsimile: (617) 880-3456

If to the Representative, to: 7 Partridge Circle Townsend, MA 01469 Attention: Daniel O’Grady Telephone: 978-597-8531

with a copy to: Riemer & Braunstein LLP Three Center Plaza Boston, Massachusetts 02108 Attention: Adam W. Jacobs, Esquire Telephone: (617) 880-3513 Facsimile: (617) 880-3456

or at such other address or addresses as Buyer, the Company, Sellers or the Representative, as the case may be, may specify by written notice given in accordance with this Section 10.5.

10.6 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended and the terms hereof may be waived only by a written instrument signed by the Parties or, in the case of a waiver, by the Party waiving compliance.

10.7 Governing Law. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE COMMONWEALTH OF MASSACHUSETTS APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE (WITHOUT REGARD TO THE CHOICE OF LAW OR CONFLICTS OF LAW PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

10.8 Consent to Jurisdiction and Venue. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENT AND AGREE THAT ALL ACTIONS, SUITS OR OTHER PROCEEDINGS ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED IN STATE OR FEDERAL COURTS LOCATED IN THE CITY OF BOSTON, COUNTY OF SUFFOLK, COMMONWEALTH OF MASSACHUSETTS, WHICH COURTS SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY AND ALL CLAIMS, CONTROVERSIES AND DISPUTES ARISING OUT OF OR RELATED TO THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THIS SECTION 10.8 SHALL PRECLUDE BUYER FROM BRINGING ANY ACTION, SUIT OR OTHER PROCEEDING IN THE COURTS OF ANY OTHER LOCATION WHERE THE COMPANY OR SELLERS OR ANY ONE OF THEM OR ANY OF ITS OR THEIR ASSETS OR THE COLLATERAL MAY BE FOUND OR LOCATED OR TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER IN FAVOR OF BUYER.

EACH OF THE COMPANY AND EACH SELLER, FOR ITSELF AND ITS

PROPERTY, (A) IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION, SUIT OR OTHER PROCEEDING COMMENCED IN ANY SUCH COURT, (B) WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR ANY OBJECTION THAT SUCH PERSON MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION OR IMPROPER VENUE AND (C) CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT OR OTHER PROCESS ISSUED IN ANY SUCH ACTION, SUIT OR OTHER PROCEEDING AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN SECTION 10.5 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR FIVE DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID.

TO THE EXTENT PERMITTED UNDER THE APPLICABLE LAWS OF ANY SUCH JURISDICTION, EACH OF THE COMPANY AND EACH SELLER HEREBY WAIVES, IN RESPECT OF ANY SUCH ACTION, SUIT OR OTHER PROCEEDING, THE JURISDICTION OF ANY OTHER COURT OR COURTS THAT NOW OR HEREAFTER, BY REASON OF SUCH PARTY’S PRESENT OR FUTURE DOMICILE, OR OTHERWISE, MAY BE AVAILABLE TO IT.

10.9 Waiver of Trial by Jury. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, AND UNDERSTANDING THEY ARE WAIVING A CONSTITUTIONAL RIGHT, EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING BASED UPON, ARISING OUT OF OR IN ANY WAY RELATING TO (a) THIS AGREEMENT, INCLUDING ANY PRESENT OR FUTURE AMENDMENT HEREOF, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY OR RELATED TO THIS AGREEMENT, OR (b) ANY CONDUCT, ACT OR OMISSION OF THE PARTIES OR THEIR AFFILIATES (OR ANY OF THEM) WITH RESPECT TO THIS AGREEMENT, INCLUDING ANY PRESENT OR FUTURE AMENDMENT HEREOF, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION, SUIT OR OTHER PROCEEDING; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH ACTION, SUIT OR OTHER PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY.

10.10 Counterparts. This Agreement may be executed in two or more counterparts (delivery of which may occur via facsimile), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a Party’s execution of this Agreement, without necessity of further proof. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

10.11 Invalidity. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any applicable Law in any particular respect or under any particular circumstances, then, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party, (a) such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and (b) all other terms, conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the fullest extent possible.

10.12 Sellers’ Representative. The Sellers hereby appoint Daniel O’Grady as the representative of Sellers under this Agreement (the “Representative”), and agree that the Representative shall act as exclusive agent and attorney-in-fact to act on behalf of any Seller with respect to any and all matters, claims, controversies, or disputes arising out of the terms of this Agreement. In the event of resignation of Daniel O’Grady as the Representative, a successor may be appointed by Sellers in respect of whom a majority of the monies held pursuant to the Escrow Agreement has been deposited. The Representative shall have the power to take any and all actions which the Representative believes are necessary or appropriate or in the best interests of Sellers, as fully as if each such Seller was acting on its, his or her own behalf with respect to all matters concerning the Sellers or any of them following the Closing Date, including with respect to (i) all claims for indemnification under this Agreement, and (ii) the resolution of all matters related to the Closing Assumed Current Liabilities pursuant to Section 3.2, and the Representative may take any action or no action in connection therewith as the Representative may deem appropriate as effectively as any Seller could act itself, including the settlement or compromise of any dispute or controversy. Further, the Representative is hereby authorized to execute amendments to this Agreement, on behalf of all Sellers, including for purposes of extending the time of performance or the time of expiration of any rights of Buyer hereunder. The authority granted hereunder is deemed to be coupled with an interest. Buyer shall have the right to rely on any actions taken or omitted to be taken by the Representative as being the act or omission of any Seller, without the need for any inquiry, and any such actions or omissions shall be binding upon each Seller. The Representative shall incur no Liability, or expense as a result of any action taken in good faith hereunder, including any legal fees and expenses.

10.13 Negotiated Agreement. The Parties hereby acknowledge that the terms and language of this Agreement were the result of negotiations among the Parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

10.14 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective successors and permitted assigns. In addition, it is the intent of the parties that the Indemnitees that are not a party hereto be third party beneficiaries of Article IX of this Agreement. None of the Company or any Seller may assign, transfer or delegate any of their rights and obligations hereunder or any interest herein or therein, by operation of law or otherwise, without the prior written consent of Buyer; provided, that Buyer may assign its rights (a) as security to any lender providing financing for the transactions contemplated hereby (and any replacement thereof), and (b) in connection with a sale of all or substantially all of the Business.

10.15 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future applicable Laws during the term thereof, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in fill force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to the illegal, invalid, or unenforceable provision as may be possible.

10.16 Further Assurances. From time to time after the Closing, each Party will timely execute and deliver to the other such instruments of sale, transfer, conveyance, assignment and delivery, and such consents, assurances, powers of attorney and other instruments, as may be reasonably requested by such Party or its counsel in order to vest in Buyer all right, title and interest of Sellers in and to the Stock and otherwise in order to carry out the purpose and intent of this Agreement.

10.17 Release. Each Seller, for itself and its Affiliates, heirs, personal representatives, successors and assigns (collectively, the “Releasors”), hereby forever fully and irrevocably releases and discharges Buyer, KCHS Holdings, Inc., Kohlberg Management V, L.L.C., Specialty Pharma, Inc. Professional Home Care Services, Inc. and the Company and their respective predecessors, successors, subsidiaries, and past and present stockholders, members (direct and indirect), managers, directors, officers, employees, agents, and representatives (collectively, the “Released Parties”) from any and all actions, suits, claims, demands, debts, sums of money, accounts, reckonings, bonds, bills, covenants, Contracts, controversies, promises, judgments, Liabilities or obligations of any kind whatsoever in law or equity and causes of action of every kind and nature, or otherwise (including, claims for damages, costs, expenses, and attorneys’, brokers’ and accountants’ fees and expenses) which the Releasors can, shall or may have against the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated and that now exist or may hereafter accrue based on matters now unknown as well as known which occurred prior to the Effective Date

(collectively, the “Released Claims”), provided that Released Claims shall not include claims arising out of the breach or alleged breach of this Agreement on any other Transaction Documents or claims resulting from the fraud of any of the Released Parties. The Releasors hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Released Party based upon any Released Claim. This release shall be effective as of the consummation of the Closing.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:

CRITICAL HOMECARE SOLUTIONS, INC., a Delaware corporation

By:	/s/ Gordon H. Woodward
Name:	Gordon H. Woodward
Title:	Vice President & Assistant Secretary

THE COMPANY:

NEW ENGLAND HOME THERAPIES, INC., a Massachusetts corporation

By:	/s/ DANIEL J. O’GRADY
Name:	DANIEL J. O’GRADY
Title:	PRESIDENT

SELLERS:

/s/ Daniel O’Grady
Daniel O’Grady

/s/ John Consoletti
John Consoletti

/s/ Steve Slarsky
Steve Slarsky